Exhibit 2.1

ACQUISITION AGREEMENT

by and among

SLM MERGER CORP., SLM HOLDING CORP.,
LOUD TECHNOLOGIES INC.,
and ST. LOUIS MUSIC, INC.

Dated as of March 4, 2005

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS
1.1	Definitions

ARTICLE II THE MERGER
2.1	Basic Transaction
2.2	Effect of the Merger
2.3	Closing
2.4	Deliveries
2.5	Merger Consideration
2.6	Retained Assets

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.1	Capacity, Organization, Power and Licenses
3.2	Capital Stock and Related Matters; Title to Shares
3.3	Authorization; Non-contravention
3.4	Subsidiaries and Investments
3.5	Financial Statements
3.6	Accounts Receivable
3.7	Inventory
3.8	Absence of Undisclosed Liabilities
3.9	No Material Adverse Effect
3.10	Absence of Certain Developments
3.11	Assets
3.12	Contracts and Commitments
3.13	Company Intellectual Property
3.14	Litigation
3.15	Compliance with Laws
3.16	Environmental and Safety Matters
3.17	Employees
3.18	Employee Benefit Plans
3.19	Insurance
3.20	Tax Matters
3.21	Brokerage and Transaction Bonuses
3.22	Bank Accounts
3.23	Powers of Attorney
3.24	Names and Locations
3.25	Affiliate Transactions
3.26	Product and Service Warranties
3.27	Customers and Suppliers
3.28	Real Property
3.29	Exclusivity of Representations and Warranties

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES
4.1	Organization and Power
4.2	Authorization
4.3	No Violation
4.4	Governmental Authorities and Consents
4.5	Litigation
4.6	Brokerage
4.7	Contribution of Rollover Stock

ARTICLE V AGREEMENTS; COVENANTS AFTER CLOSING
5.1	Survival of Representations and Warranties
5.2	Indemnification
5.3	Mutual Assistance
5.4	Expenses
5.5	Specific Performance
5.6	Further Assurances
5.7	Tax Matters
5.8	Amendment of Constituent Documents

ARTICLE VI MISCELLANEOUS
6.1	Amendment and Waiver
6.2	Notices
6.3	Successors and Assigns
6.4	Severability
6.5	Interpretation
6.6	No Third-Party Beneficiaries
6.7	Complete Agreement
6.8	Counterparts
6.9	Governing Law
6.10	Dispute Resolution
6.11	Incorporation of Exhibits and Schedules
6.12	Public Announcements

ii

EXHIBITS AND SCHEDULES

Exhibits:

Exhibit A	Form of Articles of Merger
Exhibit B	Form of Amended Leases
Exhibit C	Form of Escrow Agreement

Schedules

Accounts Receivable Schedule

Affiliated Transactions Schedule

Agreed Accounting Principles Schedule

Assets Schedule

Bank Account Schedule

Compliance Schedule

Contracts Schedule

Customers and Suppliers Schedule

Developments Schedule

Employee Benefits Schedule

Employees Schedule

Environmental and Safety Matters Schedule

Financial Statement Schedule

Insurance Schedule

Intellectual Property Schedule

Inventory Schedule

Investments Schedule

Letters of Credit Schedule

Liabilities Schedule

Litigation Schedule

Names and Locations Schedule

Officers and Directors Schedule

Ownership Schedule

Permits Schedule

Permitted Liens Schedule

Real Property Schedule

Retained Assets Schedule

Restrictions Schedule

Third Party Approvals Schedule

Transaction Bonuses Schedule

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT is made and entered into as of March 4, 2005 by and among LOUD TECHNOLOGIES INC., a Washington corporation (the “Holding Company”) SLM HOLDING CORP., a Delaware corporation (the “Parent”), and SLM MERGER CORP., a Missouri corporation (the “Merger Sub” and collectively with the Holding Company and the Parent, the “Acquiring Parties”), and ST. LOUIS MUSIC, INC., a Missouri corporation (the “Company”).  Certain capitalized terms used in this Agreement have the meaning ascribed to them in Article I.

RECITALS:

A.                                   The Parent wishes to acquire all of the issued and outstanding capital stock of the Company by entering into a transaction with the Company whereby the Parent, through a merger of the Merger Sub, its wholly-owned Subsidiary, with and into the Company, will become the sole shareholder of the Company, and the existing holders of the capital stock of the Company will receive cash and non-cash consideration (as more particularly described in this Agreement) in exchange therefor.  The Holding Company is the sole shareholder of the Parent.

B.                                     The respective Boards of Directors of the Company and the Merger Sub have determined that it is in the best interests of their respective shareholders to consummate the aforementioned reverse cash-out subsidiary merger on the terms set forth in this Agreement and the respective shareholders of the Company and the Merger Sub have approved such merger in accordance with the their respective articles of incorporation and by-laws and applicable law.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings contained herein and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1                                 Definitions.  For the purposes of this Agreement, the following terms have the meanings set forth below:

“338(h)(10) Election” shall have the meaning set forth in Section 5.6(g).

“Accounting Firm” shall have the meaning set forth in Section 2.5(b).

“Acquiring Indemnified Group” shall have the meaning set forth in Section 5.2(a).

“Acquiring Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition,

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreed Accounting Principles” means GAAP, as modified as set forth on the attached Agreed Accounting Principles Schedule.  In addition, the Net Working Capital of the Company as of the Closing shall be calculated using the Agreed Accounting Principles as if the Closing Date were treated as a fiscal year end of the Company, and, consistent therewith, the Company shall make all normal year-end adjustments, consistent with past practice, on the Closing Date as part of such calculation of Net Working Capital (it being understood that such adjustments shall be for the period from January 1, 2005 through and including the Closing).

“Aggregate Closing Cash Consideration” means (a) $32,477,000, minus (b) the amount, if any, by which the Target Net Working Capital is greater than the Net Working Capital of the Company as of the Closing, plus (c) the amount, if any, by which the Net Working Capital of the Company as of the Closing is greater than the Target Net Working Capital, minus (d) the Indebtedness of the Company as of the Closing.

“Aggregate Post-Closing Cash Consideration” means (a) $3,000,000, minus all amounts properly offset against the Post-Closing Payment pursuant to the terms of Section 5.2 the (“Post-Closing Payment”), plus (b) annual interest on the Post-Closing Payment for the period from the Closing Date through the date of payment of the Aggregate Post-Closing Cash Consideration at a per annum interest rate of 3%.  In the event that any member of the Acquiring Indemnified Group has made a claim for indemnification pursuant to Section 5.2 which is to be satisfied, in whole or in part, by way of reduction of the Post-Closing Payment, and such claim has not been resolved prior to the date on which the Aggregate Post-Closing Cash Consideration is to be paid to the Shareholders pursuant to this Agreement, the full reduction of the Post-Closing Payment claimed by the applicable Acquiring Indemnified Party shall be deemed to have reduced the Post-Closing Payment as of the date of such claim pursuant to terms of this definition.  If and when all or any portion of such claimed amount has been determined to be payable to the Shareholders pursuant to the terms of this Agreement, it shall be paid over to them not later than one (1) business day thereafter by the Acquiring Parties, together with interest thereon calculated using the above stated rate per annum for the period beginning on the Closing Date and ending as of the date of such payment.

“Agreement” means this Acquisition Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

“Amended Leases” means the amended and restated real property leases to be entered into by the Company and the landlords for such properties, the forms of which are set forth on Exhibit B attached hereto.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Articles of Merger” shall have the meaning set forth in Section 2.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended from time to time.

“Closing” shall have the meaning set forth in Section 2.3.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.5(c).

“Closing Date” means the date of this Agreement, as first set forth above.

“COBRA” means the requirement of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

“Company” means St. Louis Music, Inc., a Missouri corporation.

“Company Intellectual Property” shall have the meaning set forth in Section 3.13(a).

“Company Shares” means the shares of the Company’s capital stock.

“Company Transaction” means any (a) reorganization, liquidation, dissolution or recapitalization of the Company, (b) merger or consolidation involving the Company, (c) purchase or sale of any assets or equity interests (or any rights to acquire, or securities convertible into or exchangeable for, any such equity interests) of the Company (other than the purchase and sale of inventory and capital equipment in the ordinary course of business consistent with past custom and practice), or (d) similar transaction or business combination involving the Company or its assets.

“Critical Representations” shall have the meaning set forth in Section 5.2(a)(i)(1).

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Notes” means the following promissory notes made by the specified employee to the Company, which have been forgiven pursuant to the Company’s Deferred Compensation Plan executed and adopted October 18, 2004:

(a)                                  Promissory Note in the original principal amount of $100,000, dated 12/31/2003, made by Neal Busch to the Company.

(b)                                 Promissory Note in the original principal amount of $40,000, dated 12/31/2003, made by Stanley J. Morgan to the Company.

(c)                                  Promissory Note in the original principal amount of $100,000, dated 12/31/2003, made by Don Collins to the Company.

“Employment Agreement” means an employment agreement to be entered into by the Merger Sub and Eugene Kornblum, the form of which shall be mutually acceptable to the Merger Sub and Eugene Kornblum.

“Environmental and Safety Requirements” means all federal, state, local and foreign statutes, Regulations, and ordinances having the force or effect of law, all judicial and administrative orders and determinations, all other legal requirements, and all common law concerning public health and safety, occupational health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances (including without limitation CERCLA and analogous state laws), each as amended or in effect prior to Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

“Estimated Aggregate Closing Cash Consideration” shall have the meaning set forth in Section 2.5(b).

“Final Determination” shall have the meaning set forth in Section 2.5(c).

“Financial Statements” shall have the meaning set forth in Section 3.5(a).

“FIRPTA Affidavit” shall have the meaning set forth in Section 2.4(b)(vi).

“Floorplan Indebtedness” means any Indebtedness of the Company pursuant to (i) that certain Manufacturer’s/Distributor’s Financing Agreement, dated September 17, 2002, by and between the Company and Transamerica Commercial Corporation; and (ii) that certain Manufacturer’s Re-Purchase Agreement, dated January 12, 1990, by and between the Company and Textron Financial Corporation.

“Fund Guaranty” means a guaranty by the Fund of the obligations of the Merger Sub to deliver the Aggregate Post-Closing Cash Consideration to the Shareholders pursuant to the terms of this Agreement, the form of which shall be mutually acceptable to the Shareholder Representative and the Fund.

“Fund” means Sun Capital Partners III QP, LP, a Delaware limited partnership.

“GAAP” means United States generally accepted accounting principles, applied in a manner consistent with the principles, practices, and procedures used in the preparation of the audited financial statements of the Company as of and for the period ending December 31, 2003.

“Guaranty” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the Indebtedness, obligation or other Liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guaranties of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Substances” means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which Liability or standards of conduct are imposed under any Environmental and Safety Requirements, including without limitation, odors, radiation, noise, asbestos, petroleum and petroleum-related substances, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

“Helen Kornblum Deferred Compensation Arrangements” means the obligation of the Company to pay $1,500,000 to Helen M. Kornblum upon the death of Eugene M. Kornblum, which obligations were approved by the shareholders and directors of the Company in unanimous written consents dated June 30, 2000 (including the resolutions referenced therein adopted on December 29, 1986 and August 30, 1997).

“Holding Company” means LOUD Technologies Inc., a Washington corporation, and the sole stockholder of the Parent.

“Holding Company Rollover Stock” means 396,792 shares of the Common Stock, no par value, of the Holding Company.

“Indebtedness” means, at a particular time, without duplication, (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any obligation for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current Liabilities incurred in the ordinary course of business), (iv) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement obligations with respect to letters of credit except as provided below), (v) any obligation guaranteed in any manner by a Person (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse), (vi) any obligations under capitalized or synthetic leases with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) any obligation secured by a Lien on a Person’s assets, (viii) any Liability under any deferred compensation plans, severance plans, bonus plans, employment agreements, or any other plan, agreement or arrangement with any Person, which liability is payable or becomes due as a result of the transactions contemplated herein, (ix) any Liability of the Company for bonuses or profit-sharing payments for calendar year 2004 which are due and owing but unpaid as of the Closing Date, and (x) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise).  Notwithstanding the foregoing, solely for purposes of the defined term Aggregate Closing Cash Consideration, the Indebtedness of the Company shall not include (I) Floorplan Indebtedness, (II) any Liability with respect to any letter of credit or sight draft listed on the attached Letters of Credit Schedule, or (III) any amount representing forgiveness by the Company of the Employee Notes.

“Indemnitee” shall have the meaning set forth in Section 5.2(e).

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, slogans, logos and corporate names and all translations, adaptations, derivations and combinations of the foregoing and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software (including, without limitation, source code, executable code, data, databases and documentation); (vi) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works), (vii) all other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interests (including limited liability company interests, partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“Items of Dispute” shall have the meaning set forth in Section 2.5(c).

“Knowledge of the Company” shall mean the knowledge, assuming reasonable inquiry, of Eugene Kornblum, Edward Kornblum, Donald Collins, Roger Reese, Stanley Morgan, and Neal Busch.  Possession by the Company of a document shall not automatically deem any of the foregoing to have knowledge of such document or its contents; provided that, the foregoing may be deemed to have knowledge of such document given the assumption of reasonable inquiry, depending on particular facts and circumstances.

“Latest Balance Sheet” shall have the meaning set forth in Section 3.5(a).

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when or by whom asserted), including, without limitation, any liability for Taxes.

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), preference, priority, security interest, security agreement, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” shall have the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means a material and adverse effect, change or development upon the operations, assets, Liabilities, prospects, or financial condition of the Company taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute a Material Adverse Effect:  (a) any effect resulting from the announcement or pendency of the transactions contemplated by this Agreement, (b) any effect that results from changes affecting any of the industries in which the Company operates generally to the extent that such changes in each case do not disproportionately affect the Company in any material respect, (c)  any effect that is directly or indirectly caused by or contributed to by any action or failure to act by the Parent or the Merger Sub, and (d) any effect that is the result of general economic or political changes in the United States economy or the economy of any other country.

“Material Contract” shall have the meaning set forth in Section 3.12.

“Merger” shall have the meaning set forth in Section 2.1.

“Merger Consideration” shall have the meaning set forth in Section 2.5.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Missouri Act” means the Missouri General and Business Corporation Law, Chapter 351 of the Missouri Revised Statutes, as amended.

“Net Working Capital” means, as of any given date, the excess of the Company’s (i) total current assets, including cash (net of uncashed checks and not including cash equivalents), trade accounts and notes receivables, inventory, other accounts receivable, and prepaid expenses and other current assets, over (ii) total current Liabilities, including trade accounts payable and accrued expenses, determined in all cases in accordance with the Agreed Accounting Principles.  In calculating Net Working Capital, there shall not be included in the Company’s total current Liabilities any amounts which are (A) included in the defined term Indebtedness or (B) expressly excluded from the defined term Indebtedness for purposes of determining Aggregate Closing Cash Consideration.

“Notice of Disagreement” shall have the meaning set forth in Section 2.5(c).

“Notice Recipient” shall have the meaning set forth in Section 5.2(e).

“Option Grant Agreements” shall have the meaning set forth in Section 2.4.

“Parent” shall have the meaning set forth in the first paragraph of this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet due or the validity of which are being contested in good faith by appropriate proceedings and as to which reasonable reserves have been established on the Company’s financial statements in accordance with GAAP, (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which would not, individually or in the aggregate, have a Material Adverse Effect on the businesses of the Company as currently conducted thereon, and (iii) zoning, building and other land use and similar laws or regulations imposed by any governmental authority having jurisdiction over any Real Property which are not violated by the current use and operation thereof; and (iv) Liens specified on the attached Permitted Liens Schedule.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Plan” shall have the meaning set forth in Section 3.18(a).

“Post-Closing Payment” shall have the meaning set forth for such term in the definition of Aggregate Post-Closing Cash Consideration.

“Pre-Closing Tax Period” shall have the meaning set forth in Section 5.6(a).

“Real Property” shall have the meaning set forth in Section 3.28(c).

“Real Property Laws” shall have the meaning set forth in Section 5.28(e).

“Regulation” means any law, statute, regulation, ruling, rule or order of, administered or enforced by or on behalf of, any court or governmental authority.

“Release” shall have the meaning set forth in CERCLA.

“Retained Assets” means those assets of the Company set forth on the attached Retained Assets Schedule.

“Retained Environmental Liabilities” means any and all Liabilities arising under Environmental and Safety Requirements that are associated with, relate to, or arise out of (i) the maintenance, repair and replacement of the roof at the facility located at 1400 Ferguson Avenue, Pagedale, Missouri (the “Ferguson Facility”), including without limitation any removal, disposal or other Environmental and Safety Requirements with respect to any asbestos-containing materials (“ACMs”) or presumed ACMs that may be present in such roof; (ii) the underground storage tank present or formerly present at the facility located at the Ferguson Facility; (iii) the offsite treatment, storage or disposal of waste materials generated in connection with the business on or prior to the Closing Date, including without limitation any associated with the disposal of waste materials generated by the Yellville, Arkansas facility at the Sammy Phillips property at Highway 14 North, Marion County, Arkansas; (iv) without limitation to item (i)

above, the presence of any ACMs or presumed ACMs in any property or facility owned by the Shareholders and leased to the Company, including without limitation any labeling, maintenance, training, abatement, encapsulation, removal or other actions required under Environmental and Safety Requirements with respect to such materials; and (v) any Liabilities arising under Environmental and Safety Requirements with respect to any properties or facilities formerly owned or operated in connection with the Company (“Former Facilities”), including without limitation the Former Facility located at 11880 Borman Drive, St. Louis, Missouri.

“Retained Liabilities” means any and all Liabilities that are associated with, relate to, or arise out of (i) the Helen Kornblum Deferred Compensation Arrangements, (ii) the Employee Notes, and (iii) the Retained Environmental Liabilities.

“Schedules” means the schedules attached hereto.

“Shareholders” means Eugene M. Kornblum, as Trustee of the Eugene M. Kornblum Trust Agreement dated 7/18/1997, Helen H. Kornblum, as Trustee of the Helen H. Kornblum Trust Agreement dated 7/11/1997, Edward Kornblum, and Nancy Kornblum.

“Shareholder Certification” shall have the meaning set forth in Section 2.4(b)(ix).

“Shareholder Parties” shall have the meaning set forth in Section 5.2(b).

“Shareholder Representative” shall have the meaning set forth in Section 5.7.

“Shareholder Non-Competition Agreement” shall have the meaning set forth in Section 2.4(b)(x).

“Stockholders Agreement” means the Stockholders Agreement, dated as of February 21, 2003, by and among the Holding Company and certain of its stockholders.

“Straddle Period” shall have the meaning set forth in Section 5.6(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, either (A) a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof, or (B) such Person is a general partner, managing member or managing director of such partnership, limited liability company, association or other entity.

“Surviving Company” shall have the meaning set forth in Section 2.1.

“Target Net Working Capital” means $24,750,000.00.

“Tax” and, with correlative meaning, “Taxes” mean with respect to any Person all federal, state, local, county, and foreign income, alternative or add-on minimum gross receipts, sales, use, value added, franchise, profits, withholding, payroll, employment, excise, severance, property (real and personal), environmental or windfall profit tax, or other similar governmental fee assessment, charge, or tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount imposed by any Tax authority responsible for the imposition of any such tax (domestic or foreign).

“Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third-Party Approvals” shall have the meaning set forth in Section 2.4(b)(iv).

“Transaction Bonuses” shall have the meaning set forth in Section 3.21.

“WARN Act” shall have the meaning set forth in Section 3.10(i).

ARTICLE II

THE MERGER

2.1                                 Basic Transaction.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time:  (a) the Merger Sub will merge with and into the Company (the “Merger”); (b) the Company shall be the corporation surviving the Merger (the “Surviving Company”); and (c) the separate existence of the Merger Sub shall cease.  The Merger shall have the effect set forth herein and in the Missouri Act.

2.2                                 Effect of the Merger.

(a)                                  General.  The Merger shall become effective upon the filing of the Articles of Merger with the office of the Secretary of State of Missouri or the time specified in the Articles of Merger (the “Effective Time”).  The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Merger Sub in order to carry out and effectuate the transactions contemplated by this Agreement.

(b)                                 Articles of Incorporation.  As of the Effective Time, the Articles of Incorporation of the Surviving Company shall, subject to Section 5.8, be amended and restated to be identical to the Articles of Incorporation of the Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Company shall be St. Louis Music, Inc.

(c)                                  Bylaws.  The bylaws of the Merger Sub as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Company as of the Effective Time.

(d)                                 Directors and Officers.  The directors and officers of the Merger Sub shall become the directors and officers of the Surviving Company at and as of the Effective Time (retaining their respective positions and terms of office).

(e)                                  Conversion of the Company Shares.  At and as of the Effective Time, by virtue of the Merger and without further action on the part of the Parent, the Merger Sub, the Company or any Shareholder:

(i)                                     All of the issued and outstanding Company Shares shall be converted into the right to receive the Merger Consideration, which will be allocated among the Shareholders as set forth in Section 2.4(c) and adjusted as provided in Section 2.5 below; and

(ii)                                  Each Company Share which immediately prior to the Effective Time is held by the Company in treasury (if any) shall be cancelled and retired and no payment shall be made with respect thereto.

(iii)                               No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Agreement after the Effective Time.

(f)                                    Conversion of Capital Stock of the Merger Sub.  At and as of the Effective Time, each share of Common Stock, $0.01 par value per share, of the Merger Sub shall be converted into one share of Common Stock, $0.01 par value per share, of the Surviving Company such that the Parent will be the holder of all of the issued and outstanding capital stock of the Surviving Company immediately after the Effective Time, free and clear of all Liens.

(g)                                 Exchange of Company Share Certificates.  At the Closing each holder of a certificate theretofore evidencing outstanding Company Shares (other than Company Shares to be cancelled pursuant to Section 2.2(e)(ii), if any), upon surrender of the same to the Surviving Company, shall be entitled to receive the Merger Consideration (subject to adjustment and payable in accordance with the provisions of Section 2.5 below) for which such Company Shares shall have been exchanged as provided in this Article II.

(h)                                 Exchange of Certificates for the Merger Sub Capital Stock.  After the Effective Time, the Parent, as the sole holder of the certificate theretofore evidencing all of the issued and outstanding shares of the Common Stock, $0.01 par value per share, of the Merger Sub shall, without any further action on the part of the Parent, receive a certificate for the same number of shares of Common Stock, $0.01 par value per share, of the Surviving Company.

2.3                                 Closing.  Upon the terms contained in this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) is taking place at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois 60601, simultaneously with the execution and delivery of this Agreement by the parties hereto.  For purposes of this Agreement and the transactions contemplated hereby, the Closing shall be deemed to occur as of 12:01 a.m. on the date of Closing.  At the Closing, (i) each party will deliver the respective documents, certificates or instruments required to be delivered by them pursuant to Section 2.4; (ii) the Company and the Merger Sub will file with the Secretary of State of Missouri Articles of

Merger in the form attached hereto as Exhibit A (the “Articles of Merger”); and (iii) all transactions contemplated by this Agreement shall occur and be deemed complete.

2.4                                 Deliveries.

(a)                                  Simultaneously with the execution and delivery of this Agreement, the Merger Sub will deliver or cause to be delivered to the Company and/or the Shareholder Representative, as appropriate:

(i)                                     an aggregate amount equal to the Estimated Aggregate Closing Cash Consideration by wire transfer of immediately available funds to account(s) designated by the Shareholder Representative prior to the Closing Date, which shall be allocated as provided in Section 2.4(c);

(ii)                                  the certificates representing the Holding Company Rollover Stock;

(iii)                               a counterpart to the Articles of Merger, duly executed by the Merger Sub;

(iv)                              the Fund Guaranty, duly executed by the Fund;

(v)                                 a release, in a form reasonably acceptable to the Shareholder Representative, duly executed by the Surviving Company, releasing all of the Shareholders from any claims, demands, Liabilities, or actions the Surviving Company may have against any of them, other than claims, demands, Liabilities, or actions, (A) which arise under this Agreement, the Shareholder Certification, or any of the other agreements or certificates contemplated hereby, or (B) which would not be indemnifiable by the Surviving Company pursuant to the terms of its Articles of Incorporation in effect as of immediately after the Closing;

(vi)                              agreements, duly executed by the Holding Company, granting each of Edward Kornblum, Stanley Morgan and Donald Collins options to acquire 50,000 shares of shares of the Common Stock, no par value, of the Holding Company, and agreements, duly executed by the Holding Company, granting each of Roger Reese and Neal Busch options to acquire 25,000 shares of shares of the Common Stock, no par value, of the Holding Company (collectively, the “Option Grant Agreements”);

(vii)                           a counterpart to the Employment Agreement, duly executed by the Merger Sub;

(viii)                        certified copies of resolutions of the shareholder(s) and Board of Directors of the Merger Sub authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby;

(ix)                                a certificate duly executed by each Acquiring Party stating that as of the Closing Date no Acquiring Party or any of its Affiliates has any present intention of making a claim that the Company has breached any of its representations and warranties contained in Article III; and

(b)                                 Simultaneously with the execution and delivery of this Agreement, the Company or the Shareholder Representative, as appropriate, shall deliver or cause to be delivered to the Merger Sub:

(i)                                     the certificates representing all of the issued and outstanding Company Shares, duly endorsed in blank or accompanied by duly executed transfer documents;

(ii)                                  a counterpart to the Articles of Merger, duly executed by the Company;

(iii)                               the third-party and governmental consents and approvals listed on the attached Third Party Approvals Schedule (collectively, the “Third-Party Approvals”);

(iv)                              counterparts to the Option Grant Agreements, duly executed by the individuals party to such agreements;

(v)                                 a counterpart to the Employment Agreement, duly executed by Eugene Kornblum;

(vi)                              a non-foreign affidavit for each Shareholder dated as of the date hereof and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Internal Revenue Code so that the Merger Sub is exempt from withholding any portion of the Merger Consideration thereunder (the “FIRPTA Affidavit”);

(vii)                           (A) the resignations, effective as of the Closing, of each of Helen H. Kornblum, and R. Troy Kendrick from all positions held by them as officer or director of the Company; (B) good standing certificates for the Company from the State of Missouri and the State of Arkansas, and each other jurisdiction in which it is qualified to do business as a foreign entity, in each case dated no earlier than ten days prior to the date hereof; and (C) certified copies of the Articles of Incorporation and by-laws of the Company;

(viii)                        certified copies of the unanimous written consents of the Shareholders and Board of Directors of the Company authorizing the execution and delivery of this Agreement, the performance of the transactions contemplated hereby, and the approval of the allocation of the Merger Consideration as set forth on the attached Ownership Schedule;

(ix)                                a separate non-competition agreement, duly executed by each Shareholder, the form of which shall be mutually acceptable to the Acquiring Parties, on the one hand, and the Shareholders, on the other hand (the “Shareholder Non-Competition Agreements”);

(x)                                   a separate certification and covenants, duly executed by each Shareholder, the form of which shall be mutually acceptable to the Acquiring Parties, on the one hand, and the Shareholders, on the other hand (each, a “Shareholder Certification”);

(xi)                                the Amended Leases, duly executed by the Company and each of the other parties thereto;

(xii)                             releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company; and

(xiii)                          with respect to the Leased Real Property, each of the following to the extent so requested by the Merger Sub and in form and substance reasonably satisfactory to it: (A) a waiver of landlord liens, collateral assignment of lease, collateral access agreement, and/or leasehold mortgage from the landlord or other party whose consent thereto is required under or with respect to the such Leased Real Property; and (B) an estoppel certificate with respect to such Leased Real Property, other than the Mid-County Warehouse (as defined in the attached Names and Locations Schedule), dated no more than 30 days prior to the Closing Date.

(c)                                  Allocations among the Shareholders.  The Merger Sub shall pay each portion of the Merger Consideration to the Shareholders as set forth on the attached Ownership Schedule.

2.5                                 Merger Consideration.

(a)                                  The aggregate consideration to be paid to the Shareholders by the Merger Sub in exchange for the Acquired Stock (the “Merger Consideration”) shall be equal to (i) the Aggregate Closing Cash Consideration, (ii) the Aggregate Post-Closing Cash Consideration, and (iii) the Holding Company Rollover Stock.

(b)                                 The parties estimate of the Aggregate Closing Cash Consideration (the “Estimated Aggregate Closing Cash Consideration”) equals $23,027,648  (i.e., (i) $32,477,000, plus (iii) $1,764,803 (which is the amount by which the Net Working Capital of the Company estimated as of the Closing is greater than the Target Net Working Capital), minus (iv) $11,214,155 (which is the Indebtedness of the Company as of the Closing).

(c)                                  Within 90 days following the Closing Date, the Surviving Company shall deliver to the Shareholder Representative (i) a proposed balance sheet of the Company as of the Closing Date, and (ii) the resulting calculation of Net Working Capital of the Company as of the Closing Date and the Aggregate Closing Cash Consideration (such documents the “Closing Balance Sheet”).  The Closing Balance Sheet shall include all known adjustments required in a year-end closing of the books and shall be prepared in accordance with the Agreed Accounting Principles.  The Shareholders and their agents and representatives shall cooperate as reasonably requested by the Surviving Company in connection with the preparation of the Closing Balance Sheet.  During the 30-day period immediately following the Shareholder Representative’s receipt of the Closing Balance Sheet and the 30-day period following the Shareholder Representative’s delivery of any Notice of Disagreement, the Shareholder Representative and his advisers shall be permitted to review the books and records of the Company relating to the matters set forth on the Closing Balance Sheet.  The Surviving Company shall cooperate with such review, deliver all information reasonably requested by the Shareholder Representative or its advisors, including all internally reviewed data, and the officers of the Surviving Company, including its controller and/or its Chief Financial Officer, shall be reasonably available to the Shareholder Representative and his advisers to answer questions and provide explanations relating to the proposed Closing Balance Sheet.  The Closing Balance Sheet and the determination of the Net Working Capital Account and Aggregate Closing Cash Consideration shall become final and binding upon the Surviving Company and the Shareholders 30 days following the Shareholder Representative’s receipt thereof, unless the Shareholder Representative gives written notice of its good faith disagreement with any matter set forth therein (a “Notice of Disagreement”) to the Surviving Company prior to such date setting forth in reasonable detail the nature and dollar amount of any and all items of disagreement (“Items of Dispute”).  If a timely Notice of Disagreement is received by the Surviving Company, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the Merger Sub and the Shareholders on the earlier of (x) the date the Surviving Company and the Shareholder Representative resolve in writing all differences they have with respect to the Items of Dispute or (y) the date all Items of Dispute are finally resolved in writing by the Accounting Firm.  During the 30 days following delivery of a Notice of Disagreement, the Surviving Company and the Shareholder Representative shall seek in good faith to resolve in writing any differences which they have with respect to the Items of Dispute.  Following delivery of a Notice of Disagreement, the Surviving Company and its agents and representatives shall be permitted to review the Shareholders’ and their representatives’ working papers relating to the Notice of Disagreement.  At the end of the 30-day period referred to above, if the Surviving Company and the Shareholder Representative have not resolved all Items of Dispute, the parties shall submit all such unresolved Items of Dispute to PricewaterhouseCoopers (the “Accounting Firm”) for review and resolution.  The parties shall instruct the Accounting Firm to make a final determination (the “Final Determination”) of the Closing Balance Sheet and the related calculation of Net Working Capital and Aggregate Closing Cash Consideration in accordance with the guidelines and procedures set forth in this Agreement.  The parties will cooperate with the Accounting Firm during the term of its engagement.  The parties shall instruct the Accounting Firm to not assign a value to any item in dispute greater than the greatest value for such item assigned by the Surviving Company, on the one hand, or the Shareholder Representative, on the other hand, or less than the smallest value for such item assigned by the Merger Sub, on the one hand, or the Shareholder Representative, on the other hand.  The parties shall also instruct the Accounting Firm to make the Final Determination based solely on presentations by the Surviving Company and the Shareholder Representative which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Balance Sheet and the related calculation of Net Working Capital and Aggregate Closing Cash Consideration shall become final and binding on the parties on the date the Accounting Firm delivers the Final Determination in writing to the parties (which shall be requested by the parties to be delivered not more than 45 days following submission of such disputed matters to the Accounting Firm).  The fees and expenses of the Accounting Firm shall be allocated to the parties as determined (as set forth in the Final Determination) by the Accounting Firm based upon the relative success (in terms of percentages) of each party’s claims.  For example, if the Final Determination reflects a 60-40 compromise of the parties’ claims, the Accounting Firm would allocate expenses 40% to the party whose claims determined to be 60% successful and 60% to the party whose claim was determined to be 40% successful.

(d)                                 One business day after the Closing Balance Sheet and the related calculation of Net Working Capital and Aggregate Closing Cash Consideration are finally determined pursuant to Section 2.5(c) above, (i) if the Estimated Aggregate Closing Cash Consideration is greater than the Aggregate Closing Cash Consideration, the Shareholders, jointly and severally, shall pay the amount of such excess by wire transfer of immediately available funds to an account designated by the Surviving Company, or (ii) if the Estimated Aggregate Closing Cash Consideration is less than the Aggregate Closing Cash Consideration, the Surviving Company shall pay the amount of such shortfall by wire transfer of immediately available funds to an account(s) designated by the Shareholder Representative.  Any payment to be made pursuant to this Section 2.5(d) shall include interest on the excess or shortfall, as applicable, at a rate per annum equal to the Applicable Rate, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment.

(e)                                  One business day after the second anniversary of the Closing Date, the Surviving Company shall pay the Aggregate Post-Closing Cash Consideration by wire transfer of immediately available funds to an account(s) designated by the Shareholder Representative.

(f)                                    At the Closing, the unpaid fees of William Blair & Company LLC and Greensfelder, Hemker & Gale, P.C. shall be deducted from the Estimated Aggregate Closing Cash Consideration and paid to each of them by wire transfer of immediately available funds pursuant to written wire transfer instructions provided by each of them not less than twenty-four hours prior to the Closing.

2.6                                 Retained Assets.  At or prior to the Closing the Company will distribute to the Shareholders the Retained Assets.  The Merger Sub hereby agrees and acknowledges that the Employee Notes and the Helen Kornblum Deferred Compensation Arrangements have been forgiven or cancelled, as applicable, in their entirety prior to the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce the Acquiring Parties to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby represents and warrants to the Acquiring Parties that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the Schedules delivered to the Acquiring Parties on the date hereof, copies of which are attached hereto.

3.1                                 Capacity, Organization, Power and Licenses. The Company is duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business in every jurisdiction in which its ownership of property or conduct of its business requires it to qualify, except where the failure to be so qualified would not have a Material Adverse Effect.  The Company possesses all requisite corporate power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted, except to the extent such failure would not result in a Material Adverse Effect.  The copies of the constituent documents of the Company which have been furnished to the Merger Sub’s special counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The minute books (containing the records of meetings of the directors and shareholders) and the stock record books of the Company do not contain any material omissions.  The Company is not in default under or in violation of any provision of its constituent documents.  The attached Officers and Directors Schedule sets forth a list all of the officers and directors of the Company.

3.2                                 Capital Stock and Related Matters; Title to Shares.  The Shareholders are the record and beneficial owner of, and have good and marketable title to, all of the Company Shares, free and clear of all Liens and as further described on the attached Ownership Schedule.  All of the issued and outstanding capital stock of the Company has been duly authorized, is validly issued, fully paid, and non-assessable and is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal.  At the Closing, the Parent shall acquire good title to all of the Company Shares, free and clear of all Liens.  Except as set forth on the attached Ownership Schedule, the Company does not have outstanding any capital stock or securities convertible or exchangeable for any of its capital stock or containing any profit participation features, nor any rights or options to subscribe for or to purchase any of its capital stock or any securities convertible into or exchangeable for its capital stock or any stock appreciation rights or phantom stock plans.  The Company is not subject to any option or obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.  The Company has not violated any federal or state securities laws in connection with the offer, sale or issuance of its capital stock.  There are no agreements among the Shareholders or between a Shareholder and the Company with respect to the voting or transfer of the Company’s capital stock.

3.3                                 Authorization; Non-contravention

(a)                                  The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which the Company is party have been duly authorized by the unanimous written consent of the Shareholders and the Board of Directors of the Company, and no other act or proceeding on the part of the Company or any Shareholder is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  No shareholder has exercised or preserved the right to exercise appraisal or dissenter’s rights under Section 351.455 of the Missouri Act with respect to the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and each of the other agreements and instruments contemplated hereby to which a Shareholder is a party, including without limitation the Stockholders’ Agreement, the Non-Competition Agreements, and the Shareholder’s Certifications, when executed and delivered by such Shareholder, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Shareholder, enforceable in accordance with its respective terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 Neither the Company nor any Shareholder is party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement.

(c)                                  Except as set forth on the attached Restrictions Schedule, the execution and delivery by the Company of this Agreement and the execution and delivery by the Company and the Shareholders of all of the other agreements and instruments contemplated hereby to which any such Person is a party and the fulfillment of and compliance with the respective terms hereof and thereof by such Person do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, (I) the Company’s constituent documents, or (II) any law, statute, rule or regulation to which the Company or a Shareholder is subject, or (III) any order, judgment or decree, or (IV) any Material Contract or material license or permit to which the Company or a Shareholder is party or by which any such Person is bound.

3.4                                 Subsidiaries and Investments.  The Company does not have any Subsidiaries.  The Company does not own or hold the right to acquire any shares of stock or any other security or interest in any other Person or any obligation to make any Investment in any Person, except as set forth on the attached Investments Schedule.

3.5                                 Financial Statements.  Set forth on the attached Financial Statement Schedule attached hereto are copies of the Company’s (a) internally prepared, unaudited balance sheet as of December 31, 2004 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the fiscal year then ended, and (b) audited balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2003 and December 31, 2002.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the “Financial Statements”) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects) and present fairly in all material respects the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments consistent with past practice, changes in accounting principles set forth in the notes to the Financial Statements, the absence of footnote disclosure to the unaudited internally prepared financial statements, and the matters set forth in the attached Financial Statements Schedule.

3.6                                 Accounts Receivable.  Except as set forth on the attached Accounts Receivable Schedule, all accounts and notes receivable reflected on the Latest Balance Sheet and all accounts and notes receivable to be reflected on the Closing Balance Sheet (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) (a) are not subject to any valid counterclaims or setoffs other than rebates described on the attached Accounts Receivable Schedule, and credits, returns, and allowances in the ordinary course of business, (b) resulted from a bona fide sale to a customer in the ordinary course of business, and (c) no Person has any Lien, other than Permitted Liens, on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to such receivables other than in the ordinary course of business.

3.7                                 Inventory.  Except as set forth on the attached Inventory Schedule, the inventory of the Company reflected on the Financial Statements and the Closing Balance Sheet consists of raw materials and supplies, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory set forth on the Latest Balance Sheet or the Closing Balance Sheet, as applicable.  Except as set forth on the attached Inventory Schedule, no inventory of the Company is subject to any consignment, bailment, warehousing or similar agreement.

3.8                                 Absence of Undisclosed Liabilities.  Except as set forth on the attached Liabilities Schedule, the Company does not and will not have any material obligation or Liability arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) Liabilities reflected on the liabilities side of the Latest Balance Sheet, (b) Liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with the past practices of the Company (none of which is a Liability for breach of contract, breach of warranty (except for warranty claims which are not extraordinary or inconsistent with the ordinary course of the Company’s business and which are not in an aggregate amount in excess of the amounts incurred by the Company in the ordinary course of its business based upon its level of sales), tort, infringement, violation of law, claim or lawsuit), and (c) obligations under contracts and commitments described on the attached Contracts Schedule or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not required to be disclosed on such Schedule pursuant to Section 3.12 below (but not Liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date).  Except as set forth on the attached Liabilities Schedule, the Company is not a guarantor or otherwise liable for any Liability or obligation (including Indebtedness) of any other Person.  Except as set forth on the attached Liabilities Schedule, no Person party to any Indebtedness (including the Floorplan Indebtedness) incurred by the Company has the right to accelerate the payment of such Indebtedness on demand.

3.9                                 No Material Adverse Effect.  Since December 31, 2004, there has occurred no fact, event or circumstance which has had or would likely have a Material Adverse Effect.

3.10                           Absence of Certain Developments.  Except as set forth on the attached Developments Schedule, since November 30, 2004, the Company has not:

(a)                                  issued any notes, bonds or other debt securities or any equity securities or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities;

(b)                                 incurred any Indebtedness or become subject to any material Liabilities, except current Liabilities and Floorplan Indebtedness incurred in the ordinary course of business consistent with past practice;

(c)                                  discharged or satisfied any material Lien or paid any material obligation or Liability, other than in the ordinary course of business consistent with past practice;

(d)                                 declared, set aside or made any payment, loan, advance, or distribution of cash (including so-called “tax distributions”) or other property to any of its stockholders with respect to such stock or otherwise, or purchased, redeemed or otherwise acquired any of its capital stock (including any warrants, options or other rights to acquire its capital stock);

(e)                                  mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

(f)                                    sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible assets used in its current business operations, except in the ordinary course of business consistent with past practice;

(g)                                 sold, assigned, transferred, leased, licensed or otherwise encumbered any material Intellectual Property other than in the ordinary course of business consistent with past practice or abandoned or permitted to lapse any material Intellectual Property;

(h)                                 made or granted any bonus or any wage or salary increase to any employee or group of employees (except for general increases consistent with past practice or as required by pre-existing contracts described on the attached Contracts Schedule);

(i)                                     implemented any plant closing or other layoff of employees that, without additional plant closings, layoffs, or terminations of employment after Closing, violates the Worker Adjustment and Retraining Notification Act, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”);

(j)                                     suffered any extraordinary losses (whether or not in the ordinary course of business or consistent with past practice) in excess of $50,000 in the aggregate;

(k)                                  made any capital expenditure or commitments therefor that amount in the aggregate to more than $50,000;

(l)                                     made any loans or advances to, guaranties for the benefit of, or any Investments in, any Person (other than advances to employees in the ordinary course of business consistent with past practice);

(m)                               made any charitable contributions or pledges exceeding in the aggregate $10,000 or made any political contributions;

(n)                                 suffered any damage, destruction or casualty loss exceeding in the aggregate $10,000, whether or not covered by insurance;

(o)                                 except as reflected in the attached Financial Statements Schedule, made any change in any method of accounting or accounting policies or made any write-down in the value of its inventory or accounts receivable that is material or that is other than in the usual, regular and ordinary course of business consistent with past practice or reversed any accruals except in the ordinary course of business or consistent with past practice;

(p)                                 made any Investment in any other Person;

(q)                                 taken any steps to form any Subsidiary;

(r)                                    amended its constituent documents;

(s)                                  entered into any agreement or arrangement prohibiting it from freely engaging in business in any jurisdiction in the world; or

(t)                                    entered into any binding agreement to do any of the foregoing.

3.11                           Assets.  Except as set forth on the attached Assets Schedule, the Company has good title to, or a valid leasehold interest in or valid right to use, all properties and assets used by them, located on their premises or shown on the Latest Balance Sheet or acquired after the date thereof, free and clear of all Liens (other than properties and assets disposed of in the ordinary course of business since the date of the Latest Balance Sheet and except for Liens disclosed on the Latest Balance Sheet and Permitted Liens).  The Company owns, has a valid leasehold interest in, or has the valid and enforceable right to use all assets, tangible or intangible, necessary for the conduct of their businesses as presently conducted (and giving effect to the distribution of the Retained Assets).  Except as set forth on the attached Assets Schedule, all of the Company’s buildings (including all components of such buildings, structures and other improvements), and all equipment, machinery, fixtures, improvements and other tangible assets (whether owned or leased) utilized by the Company in the conduct of its business are in adequate condition and repair (ordinary wear and tear excepted based upon the respective age of each asset) for the operation of its business as presently conducted.

3.12                           Contracts and Commitments.

(a)                                  Except as set forth on the attached Contracts Schedule, the Company is not party to or bound by any written or oral:

(i)                                     pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(ii)                                  contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis or relating to loans to members, managers, officers, directors or Affiliates which is not terminable at will (on less than 90 days notice) and not subject to any severance compensation;

(iii)                               contract under which they have advanced or loaned any other Person amounts exceeding $10,000 in the aggregate;

(iv)                              agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company;

(v)                                 Guaranty, performance bond or similar agreement;

(vi)                              lease or agreement under which the Company is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $25,000;

(vii)                           lease or agreement under which the Company is lessor of or permits any other Person to hold or operate any property, real or personal, owned or controlled by the Company;

(viii)                        contract or group of related contracts with the same party or group of affiliated parties the performance of which involves annual consideration in excess of $25,000 in the aggregate, other than purchase and sales orders incurred in the ordinary course of business;

(ix)                                assignment, license, indemnification or agreement with respect to any intangible property (including any Company Intellectual Property) or any other agreements affecting the Company’s ability to use or disclose any Intellectual Property;

(x)                                   warranty agreement with respect to its services rendered or its products sold or leased;

(xi)                                agreement under which it has granted any Person any registration rights (including demand or piggyback registration rights);

(xii)                             sales, distribution, supply or franchise agreement, other than with respect to purchase orders and sales orders entered into with customers and suppliers of the Company in the ordinary course of business;

(xiii)                          agreement with a term of more than three months which is not terminable by the Company upon less than 30 days’ notice without penalty and involves a consideration in excess of $50,000 in the aggregate annually;

(xiv)                         contract regarding voting, transfer or other arrangements related to the Company’s capital stock, options or other rights to acquire any of the Company’s capital stock;

(xv)                            contract or agreement prohibiting it from freely engaging in business in any jurisdiction in the world; or

(xvi)                         any other agreement which involves a consideration in excess of $50,000 in the aggregate annually and which is not terminable on thirty (30) days notice or less.

(b)                                 All of the contracts, Leases, agreements and instruments required to be set forth on the attached Contracts Schedule (the “Material Contracts”) are valid, binding and enforceable against the Company, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms.  Except as set forth on the attached Contracts Schedule, (i) the Company has performed all material obligations required to be performed by it as of prior to the Closing and is not in material default under or in material breach of nor in receipt of any claim of material default or material breach under any Material Contract; (ii) no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company under any Material Contract; (iii) the Company has no present expectation or intention of not fully performing all such obligations; (iv) to the Knowledge of the Company, no Material Contract is currently subject to or is expected to be subject to cancellation or any other material modification by the other party thereto or is subject to or is expected to be subject to any material penalty, right of set off or other charge by the other party thereto for late performance or delivery; and (v) to the Knowledge of the Company, there is no material breach or anticipated material breach by the other parties to any Material Contract.  The attached Contracts Schedule contains a description of the material terms of all oral Material Contracts.

(c)                                  The Merger Sub or its attorneys has been supplied with or had made available to them a true and correct copy of each of the written instruments, plans, contracts and agreements which are referred to on the attached Contracts Schedule, together with all written amendments, waivers or other changes thereto.

3.13                           Company Intellectual Property.

(a)                                  The attached Intellectual Property Schedule contains a complete list of all of the following that are owned by the Company or used by the Company in the conduct of its business: (i) patented or registered Intellectual Property; (ii) pending patent applications and applications for other registrations of Intellectual Property; (iii) material unregistered trademarks (but not including trade dress), unregistered service marks, trade names, corporate names, and Internet domain names; and (iv) computer software (other than commercially available off-the-shelf software purchased or licensed for less than a total aggregate cost of $25,000).  The Company owns and possesses all right, title and interest to, or has a valid and enforceable written license to use, all of the Intellectual Property as set forth on the attached Intellectual Property Schedule and owns and possesses all right, title, and interest in and to, or has a valid and enforceable license to use, all other Intellectual Property used in the operation of its business as presently conducted (collectively, “Company Intellectual Property”), free and clear of all Liens.  Without limiting the generality of the foregoing, the Company owns and possesses all right, title and interest in and to all Company Intellectual Property created or developed by the Company’s employees and independent contractors or under the direction or supervision of the Company’s employees or independent contractors relating to their business or to the actual or demonstratively anticipated research or development conducted by the Company.  The Company has valid and enforceable permissions to use the image, likeness, and/or name for each artist listed on the attached Intellectual Property Schedule in its advertising, promotional, and marketing materials in the manner so used by the Company prior to the Closing.  The Company has not engaged in any unauthorized use of the artists’ images, likenesses, and/or names for the artists listed on the attached Intellectual Property Schedule or for any other artist.  Except as set forth on the attached Intellectual Property Schedule, the loss or expiration of any Company Intellectual Property has not had and would not reasonably be expected to have a Material Adverse Effect, and no loss or expiration of any Company Intellectual Property is pending or, to the Knowledge of the Company, threatened or reasonably foreseeable, except for the expiration of patents and other registered Intellectual Property at the end of their statutory term.  To the Knowledge of the Company, the owners of any Intellectual Property licensed to the Company have taken commercially reasonable action to maintain and protect the Intellectual Property which are subject to such licenses.

(b)                                 Except as set forth on the attached Intellectual Property Schedule, (i) all of the registered Company Intellectual Property is validly registered and has been properly maintained through the date hereof, (ii) no claim by any third party has been filed, is currently outstanding, or is threatened in writing (including by electronic mail) against the Company contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property and, to the Knowledge of the Company, there is no basis for any such claim, (iii) the Company has not infringed, misappropriated or otherwise conflicted with, and the operation of their business as currently conducted will not infringe, misappropriate or conflict with, any Intellectual Property of other Persons, and to the Knowledge of the Company there are no facts which indicate a likelihood of any of the foregoing and the Company has not received any notices regarding any of the foregoing (including, without limitation, any demands to license any Intellectual Property from any third party), and (iv) to the Knowledge of the Company, the Company Intellectual Property has not been infringed, misappropriated or otherwise conflicted by other Persons and to the Knowledge of the Company there are no facts that indicate a likelihood of any of the foregoing.  The transactions contemplated by this Agreement will not have a Material Adverse Effect on the Company’s right, title or interest in and to the Company Intellectual Property and all of such Intellectual Property shall be owned or available for use by the Company on substantially the same terms and conditions immediately after the Closing.

(c)                                  Except as disclosed on the attached Intellectual Property Schedule, all of the computer software, computer firmware, computer hardware (whether general or special purpose) and other similar or related computer systems or software that are used or relied on by Company in the conduct of its business is sufficient for the immediate needs of such business and is currently functioning without material errors.

3.14                           Litigation.  Except as set forth on the attached Litigation Schedule: (a) there are no actions, suits, proceedings (including any grievance or arbitration proceedings), orders, investigations or written claims pending or, to the Knowledge of the Company, threatened against or affecting the Company (or pending or, to the Knowledge of the Company, threatened against or affecting any of the officers or directors of the Company with respect to its business), or pending or, to the Knowledge of the Company, threatened by the Company against any Person, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement); (b) the Company is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries; and (c) to the Knowledge of the Company, there is no reasonable basis for any of the foregoing.  The Company is not subject to any judgment, order or decree of any court or other governmental agency, and, to the Knowledge of the Company, the Company has not received any written opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any material Liabilities.  There are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or, to the Knowledge of the Company, threatened against or affecting any

Shareholder in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated hereby.

3.15                           Compliance with Laws.  Except as set forth on the attached Compliance Schedule and other than with respect to (i) Environmental and Safety Requirements, which shall be governed by Section 3.16, and (ii) laws related to employee benefit plans, which shall be governed by Section 3.18:

(a)                                  The Company is in material compliance with all applicable laws, ordinances, codes, rules, requirements and regulations of foreign, federal, state and local governments and all agencies thereof relating to the operation of its business and the maintenance and operation of its properties and assets.  No notices have been received by and no claims have been filed against the Company alleging a material violation of any such laws, ordinances, codes, rules, requirements or regulations.  The Company has not made any bribes, kickback payments or illegal payments of cash or other consideration, including illegal payments to customers or clients or employees of customers or clients for purposes of doing business with such Persons.

(b)                                 The Company holds and is in compliance with all material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations of all foreign, federal, state and local governmental agencies required for the conduct of its business as currently conducted and the ownership of its properties (except as the same relate to Environmental and Safety Requirements), and the attached Permits Schedule sets forth a list of all of such material permits, licenses, bonds, approvals, certificates, registrations, accreditations and other authorizations.  No notices have been received by the Company alleging the failure to hold any of the foregoing.

3.16                           Environmental and Safety Matters.  Except as set forth on the attached Environmental and Safety Matters Schedule:

(a)                                  The Company has materially complied and is in material compliance with all Environmental and Safety Requirements.

(b)                                 Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to Environmental and Safety Requirements for the occupation of its facilities and the operation of its business.

(c)                                  The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to the Company or its past or current facilities arising under Environmental and Safety Requirements.

(d)                                 To the Knowledge of the Company, none of the following exists at any property or facility owned or operated by the Company:  (1) underground storage tanks,

(2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or other disposal areas.

(e)                                  Neither the Company, nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any substance, including without limitation any Hazardous Substances, at or from any of its facilities and the Company has not owned or operated any property or facility (and no such property is contaminated by any substance), in each case, so as to give rise to any current or future material Liabilities (including any material Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees) or any investigatory, corrective or remedial obligations pursuant to CERCLA, the Solid Waste Disposal Act, as amended, or any other Environmental and Safety Requirements.

(f)                                    Neither this Agreement nor the consummation of the transactions contemplated hereby will result in any obligations for site investigation or cleanup, or notification to or consent of any government authority (including any so called “transaction-triggered” or “responsible property transfer” laws and regulations).

(g)                                 The Company has not assumed or undertaken, expressly or by operation of law, any Liability, including, without limitation, any obligation for corrective or remedial action, of any other Person relating to Environmental and Safety Requirements.

(h)                                 Neither the Company nor any of its predecessors or Affiliates has manufactured, installed or, to the Knowledge of the Company, sold, marketed, or distributed products or items containing asbestos, and with respect to such Persons, no Liability or potential Liability exists with respect to the presence or alleged presence of asbestos or asbestos-containing materials in any product or item or at or upon any property or facility.

(i)                                     The Company has made available to the Merger Sub or its representatives all environmental audits, reports and other material environmental documents relating to the current and former operations and facilities of the Company, which are in its possession, custody or reasonable control.

3.17                           Employees

(a)                                  The Company has delivered to Merger Sub a complete list of the name and annual salary of each of the Company’s employees receiving more than $50,000 in annual compensation as of December 31, 2004 and any employees that are currently absent from active employment, including, but not limited to, leave of absence or disability.  The list referenced above sets forth the bonuses paid and reasonably expected to be paid to the Company’s employees for the fiscal year ended December 31, 2004 and during 2005.

(b)                                 Except as set forth on the attached Employees Schedule, with respect to the Company:  (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Company, no executive or manager (A) has any present intention to terminate their employment within the next year, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any other Person besides the Company that would be material to the performance of such employee’s employment duties, or the ability of the Company to conduct its business; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) the Company has not received notice that any union organizing or decertification efforts are underway or threatened or that any other question concerning representation exists; (v) no labor strike, work stoppage, slowdown, or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Company, threatened; (vi) there is no workman’s compensation Liability, experience or matter that could have a Material Adverse Effect; (vii) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any law, regulation or contract; and, (viii) to the Knowledge of the Company, no employee or agent of the Company has committed any act or omission giving rise to material liability for any violation or breach identified in subsection (vii) above.

(c)                                  With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been satisfied.  Within the past three years, the Company has not implemented any plant closing or layoff of employees that could implicate the WARN Act.

3.18                           Employee Benefit Plans.

(a)                                  The attached Employee Benefits Schedule sets forth a complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other formal, informal or written employee benefit plan, program, policy, contract or arrangement providing for payment, reimbursement or benefits to current or former employees (or their beneficiaries or dependents) of the Company (including any bonus plan, plan for deferred compensation, retirement, severance, sick leave, employee health or other welfare benefit plan or other arrangement), maintained, sponsored, or contributed to by the Company during the past three years, or with respect to which the Company has any Liability or potential Liability.  Each such item listed on the attached Employee Benefits Schedule is referred to herein as a “Plan.”

(b)                                 The Company does not sponsor, maintain or have any obligation to contribute to (or any other Liability, including current or potential withdrawal Liability, with respect to) any “multiemployer plan” (as defined in Section 3(37) of ERISA) or, any employee benefit plan which is a “defined benefit plan” (as defined in Section 3(35) of ERISA), whether or not terminated.  The Company does not have any liability or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

(c)                                  The Company does not have any obligation under any Plan to provide medical, health, life insurance or other welfare-type benefits to current or future retired or terminated employees (except for limited continued medical benefit coverage required to be provided under COBRA).  The Company has complied in all material respects with the requirements of COBRA.

(d)                                 Except as set forth on the attached Employee Benefits Schedule, the Company does not maintain, contribute to or have any Liability or potential Liability under (or with respect to) any employee benefit plan which is a “defined contribution plan” (as defined in Section 3(34) of ERISA), whether or not terminated.

(e)                                  For purposes of this Section 3.18, the term “Company” includes all entities treated as a single employer with the Company pursuant to Section 414 of the Code.

(f)                                    With respect to the Plans, all required payments, premiums, contributions, or reimbursements (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code and all premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Latest Balance Sheet.  None of the Plans has any unfunded Liabilities which are not reflected on the Latest Balance Sheet.

(g)                                 The Plans and all related trusts, insurance contracts and funds have been maintained, funded and administered in compliance in all material respects with their terms and with the applicable provisions of ERISA, the Code and other applicable laws.  Neither the Company, nor to the Knowledge of the Company any trustee or administrator of any Plan has engaged in any transaction with respect to the Plans, nor do the transactions contemplated by this Agreement constitute transactions, which would subject the Company to either a civil penalty assessed pursuant to Section 502(i) of ERISA or the tax or penalty on prohibited transactions imposed by Section 4975 of the Code.  No actions, suits or claims with respect to the assets of the Plans are pending or, to the Knowledge of the Company, threatened which could result in or subject the Company to any Liability (other than routine claims for benefits) and the Company has no Knowledge of any circumstances which would give rise to or be expected to give rise to any such actions, suits or claims.

(h)                                 Each of the Plans which is intended to be qualified under Section 401(a) of the Code has received or requested a favorable determination from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code, and to the Knowledge of the Company, there are no circumstances which would adversely affect the qualified status of any such Plan.  Except as set forth on the Employee Benefits Schedule, all such Plans have been or will be timely amended for the requirements of the tax legislation commonly known as “GUST” and “EGTRRA” and has been submitted to the Internal Revenue Service for a determination or opinion letter that takes the GUST amendments into account within the applicable remedial amendment period specified under Section 401(b) of the Code.

(i)                                     The Company has provided the Merger Sub or its attorneys with true and complete copies of (to the extent applicable) (i) all documents and summary plan descriptions pursuant to which the Plans are maintained and administered, (ii) the most recent annual reports (Form 5500 and any attachments thereto), (iii) the most recent financial statement and auditors report, and (iv) the most recent IRS determination letter for the Plans.

(j)                                     Except as set forth on the Employee Benefits Schedule, none of the Plans obligates the Company to pay any separation, severance, termination or similar benefit solely as a result of any transaction contemplated by this Agreement or solely as a result of any change in control or ownership within the meaning of Section 280G of the Code.

3.19                           Insurance.  The attached Insurance Schedule contains a description of each insurance policy maintained by the Company as of the Closing with respect to its properties, assets and businesses, setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “occurrence” basis, and each such policy is in full force and effect as of the date hereof.  The Company is not in default with respect to its obligations under any insurance policy maintained by it.  Except as set forth on the attached Insurance Schedule (including any applicable deductible noted in the applicable insurance policies), the Company does not maintain any self-insurance or co-insurance programs.

3.20                           Tax Matters.

(a)                                  The Company has timely filed all Tax Returns required to be filed by it (other than those for which it has received permitted extensions), and each such Tax Return has been prepared in compliance with all applicable laws and regulations and is true and correct in all respects.

(b)                                 All Taxes payable by the Company (in each case whether or not shown on any Tax Return) have been paid (or will be accrued on the Closing Balance Sheet), and the Company has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(c)                                  No action, suit, proceeding or audit or any notice of inquiry of any of the foregoing is pending against or with respect to the Company regarding Taxes, and no action, suit, proceeding or audit has been threatened against or with respect to the Company regarding Taxes.

(d)                                 The accrual for Taxes on the Closing Balance Sheet is adequate to pay all Tax liabilities of the Company if its current tax year were treated as ending on the Closing Date.

(e)                                  The Company is not a party to or bound by any Tax allocation or Tax sharing agreement with any person other than the Company, and does not have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(f)                                    The Company does not have any liability for the Taxes of any Person (other than any of the Company) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)                                 No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction.

(h)                                 The Company has provided to the Merger Sub or its advisers true, correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company for the past three (3) years.

(i)                                     The Company has not consented to extend the time, and is not the beneficiary of any extension of time, in which any Tax may be assessed or collected by any taxing authority.

(j)                                     There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company.

(k)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law); (B) ”closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law); (C) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale made prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(l)                                     The Company is and has been a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times since December 31, 1988.

(m)                               The Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

3.21                           Brokerage and Transaction Bonuses.  Except for brokerage fees of William Blair & Company LLC, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon any Shareholder or the Company.  Except as set forth on the attached Transaction Bonuses Schedule, there are no special bonuses or other similar compensation payable by the Company to any of its employees in connection with the transactions contemplated hereby (“Transaction Bonuses”).

3.22                           Bank Accounts.  The attached Bank Account Schedule sets forth a complete list of all banks and other financial institutions and depositories at which the Company maintains deposit accounts, spread accounts, yield supplement reserve accounts, operating accounts, trust accounts, trust receivable accounts or other accounts of any kind or nature into which funds of the Company are deposited from time to time.  The attached Bank Account Schedule correctly identifies the name and address of each depository, the account number, and all current authorized signatories on such account.

3.23                           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company, other than for customs and import agents in the normal course of business.

3.24                           Names and Locations.  Except as set forth on the attached Names and Locations Schedule, during the five-year period prior to the execution and delivery of this Agreement, the Company has not used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.  All of the tangible assets and properties of the Company (except for inventory in transit in the ordinary course of business) are located at the locations set forth on the attached Names and Locations Schedule.

3.25                           Affiliate Transactions.  Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, stockholder, employee or Affiliate of the Company, including the Shareholders, or, to the Knowledge of the Company, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (including any Company Intellectual Property).

3.26                           Product and Service Warranties.  Each product designed, manufactured, sold, leased, distributed, or delivered by the Company and all services rendered by the Company have been in conformity in all material respects with all applicable contractual commitments and all express warranties, except for warranty claims which are not extraordinary or inconsistent with the ordinary course of the Company’s business and which are not in an aggregate amount in excess of the amounts incurred by the Company in the ordinary course of its business considering the applicable level of sales.  To the Knowledge of the Company, no product designed, manufactured, sold, leased, distributed, or delivered by the Company and no services rendered by the Company are subject to any Guaranty, warranty or other indemnity beyond the Company’s applicable standard terms and conditions of such sale or lease.  The Company has previously provided to the Merger Sub or its attorneys copies of such standard terms and conditions of sale or lease for the Company (containing applicable Guaranty, warranty and indemnity provisions).  The Company has not been notified of any claims for, and, to the Knowledge of the Company, no claims have been threatened for, any extraordinary warranty obligations or extraordinary additional services relating to any of its services.

3.27                           Customers and Suppliers.  The Customers and Suppliers Schedule attached hereto sets forth (a) a list of the top 20 customers of the Company (by volume of sales to such customers) and (b) a list of the top 20 suppliers of the Company (by volume of purchases from such suppliers), for the fiscal years ended December 31, 2003 and December 31, 2004.  The Company has not received any notification from any customer set forth on such list to the effect that such customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).  The Company has not received any notification from any supplier to the Company set forth on such list to the effect that such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

3.28                           Real Property.

(a)                                  The Company does not own any Real Property.

(b)                                 The attached Real Property Schedule sets forth the address of each parcel of Leased Real Property, and a complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has made available to the Merger Sub or its attorneys a complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in the attached Real Property Schedule, with respect to each of the Leases:

(i)                                     as to the Company, such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)                                  except as set forth in the attached Restrictions Schedule, the transaction contemplated by this Agreement does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)                               the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(iv)                              neither the Company, or to the Knowledge of the Company, nor any other party to the Lease is in material breach or default under such Lease;

(v)                                 to the Knowledge of the Company, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;

(vi)                              the other party to such Lease is not an Affiliate of the Company or any Shareholder;

(vii)                           the Company has not subleased, licensed or otherwise granted any Person the contractual right to use or occupy such Leased Real Property or any portion thereof;

(viii)                        except for Permitted Liens, the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and

(ix)                                except for Permitted Liens, there are no Liens on the estate or interest created by such Lease.

(c)                                  The Leased Real Property identified in the attached Real Property Schedule comprises all of the real property used in business of the Company.

(d)                                 As of the date hereof, there is no condemnation, expropriation or other proceeding in eminent domain, pending or to the Knowledge of the Company threatened, affecting any parcel of Leased Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any material claims, litigation, administrative actions or similar proceedings, pending or to the Knowledge of the Company threatened, relating to the ownership, lease, use or occupancy of the Leased Real Property or any portion thereof.

(e)                                  The Leased Real Property and the current use and occupancy of the Leased Real Property as currently utilized by the Company in relation to the Company’s business is in compliance in all respects with all applicable material building, zoning, subdivision, and other similar land use laws (collectively the “Real Property Laws”), except to the extent that any noncompliance will not cause material damage or loss or restrict the use of the Leased Real Property as currently used.  Except as set forth on the attached Compliance Schedule, the Company has not received any notice of any violation of any Real Property Law and to the Knowledge of the Company there is no basis for the issuance of any such notice or the taking of any action for such violation.

(f)                                    Each parcel of Leased Real Property has direct vehicular and pedestrian access to a public street adjoining the Leased Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefiting such parcel of Leased Real Property, and such access is not dependent on any land or other real property interest which is not included in the Leased Real Property.

(g)                                 The classification of each parcel of Leased Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Company’s business as currently conducted thereon, and permits the improvements located thereon as currently constructed, used and occupied.  There are sufficient parking spaces, loading docks and other facilities at such parcel to comply with such zoning laws, ordinances and regulations.

3.29                           Exclusivity of Representations and Warranties.  The representations and warranties of the Company contained in this Agreement are the exclusive representations and warranties made by the Company with respect to its business, its assets, finances, operations and prospects and no other representation or warranty, express or implied, is being made by Company or its Shareholders to the Acquiring Parties or their Affiliates in connection with the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIRING PARTIES

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Acquiring Parties hereby represent and warrant to the Company as follows:

4.1                                 Organization and Power.  Each Acquiring Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each Acquiring Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

4.2                                 Authorization.

(a)                                  The execution, delivery and performance of this Agreement and the other documents contemplated hereby to which any Acquiring Party is a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by such Acquiring Party, and no other act or proceeding on the part of any Acquiring Party, their respective directors or stockholders is necessary to authorize the execution, delivery or performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  This Agreement and the other documents contemplated hereby to which any Acquiring Party is a party have been duly executed and delivered by such Acquiring Party, and this Agreement and the other documents contemplated hereby to which any Acquiring Party is a party constitute valid and binding obligations of such Acquiring Party, enforceable in accordance with their terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b)                                 The execution, delivery and performance by the Fund of the Fund Guaranty, has been duly and validly authorized by the Fund and no other act or proceeding on the part of the Fund or its partners is necessary to authorize the execution, delivery or performance of the Fund Guaranty.  The Fund Guaranty has been duly executed and delivered by the Fund, and constitutes a valid and binding obligation of the Fund, enforceable in accordance with its terms, except to the extent that such validity, binding effect and enforceability may be subject to or limited by (i) bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

4.3                                 No Violation.  The execution and delivery by any Acquiring Party of this Agreement and the other documents contemplated hereby to which any Acquiring Party is a party and the fulfillment and compliance with the respective terms hereof and thereby by any Acquiring Party do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the passage of time, the giving of notice or both), (c) give any third party the right to modify, terminate or accelerate any obligation under, (d) result in a violation of, or (e) require any authorization, consent, approval, exemption or other action of or by or notice or declaration to, or filing with, any third party or any court or administrative or governmental body or agency pursuant to, any Acquiring Party’s constituent documents, or any law, statute, rule or regulation to which any Acquiring Party is subject, or any order, judgment or decree, or any material agreement, instrument, license or permit to which any Acquiring Party is subject.

4.4                                 Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any governmental or regulatory authority or any other Person is required in connection with the execution, delivery or performance of this Agreement and the other documents contemplated hereby to which any Acquiring Party is a party by such Acquiring Party or the consummation by any Acquiring Party of the transactions contemplated hereby and thereby.

4.5                                 Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to any Acquiring Party’s Knowledge, threatened against or affecting any Acquiring Party, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which would adversely affect such Acquiring Party’s performance under this Agreement and the other documents contemplated hereby to which such Acquiring Party is a party or the consummation of the transactions contemplated hereby and thereby.

4.6                                 Brokerage.  The Acquiring Parties shall pay or cause to be paid, and hold the Shareholders harmless against, any Liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement and the other documents contemplated hereby to which any Acquiring Party is a party based on any arrangement or agreement made by or on behalf of any Acquiring Party.

4.7                                 Contribution of Rollover Stock.  As of the date hereof, the Holding Company has contributed the Holding Company Rollover Stock to Parent, which has in turn contributed it to Merger Sub.

ARTICLE V

AGREEMENTS; COVENANTS AFTER CLOSING

5.1                                 Survival of Representations and Warranties.  The representations and warranties in this Agreement and in any schedule, exhibit, certificate or other instrument delivered pursuant to this Agreement or in any writing delivered by any party to another party in connection with this Agreement shall survive the Closing as follows:

(a)                                  the Critical Representations and the representations, warranties and covenants in the Shareholder Certificates shall survive indefinitely;

(b)                                 the representations and warranties of the Acquiring Parties shall survive indefinitely;

(c)                                  the representations and warranties in Section 3.18 (Employee Benefit Plans) and Section 3.20 (Tax Matters) shall terminate upon the expiration of the applicable statute of limitations in respect of such matters (after giving effect to any extensions or waivers thereof); and

(d)                                 all other representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall terminate two (2) years after the Closing;

provided that any representation or warranty in respect of which indemnity may be sought under Section 5.2 below, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of a claim for indemnity hereunder shall have been given to the party against whom such indemnity may be sought prior to such time.  The representations and warranties in this Agreement and the Schedules and Exhibits attached hereto or in any writing delivered by any party to another party in connection with this Agreement shall survive for the periods set forth in this Section 5.1. The parties acknowledge that indemnification hereunder with respect to the breach of any covenant or agreement contained in the Shareholder Certificates, including any breach of any covenant or agreement contained in this Article V, shall not be subject to any time or other limitations, it being understood that claims for indemnification based on any representations or warranties hereunder must be made prior to the time such representations or warranties terminate as set forth above.

5.2                                 Indemnification.

(a)                                  Indemnification of Acquiring Parties.

(i)                                     Subject to the limitations set forth elsewhere in this Agreement, the Shareholders (and each Shareholder shall agree to the provisions of this Section 5.2 in their respective Shareholder Certification) shall, jointly and severally, indemnify the Acquiring Parties, their respective Affiliates, and their respective officers, directors, employees, agents, partners, representatives, successors and assigns (collectively, the “Acquiring Indemnified Group”) for, and save and hold each of them harmless against, and pay on behalf of or reimburse such Persons as and when incurred, any loss, Liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine fee or expense, whether or not arising out of third-party claims (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses”), which any such Acquiring Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:  (1) any breach by the Company of any representation or warranty made by the Company in this Agreement or any of the Schedules or Exhibits attached hereto or any breach by a Shareholder of any representation or warranty made by such Shareholder in such Shareholder’s Shareholder Certificate; (2) any nonfulfillment or breach of any covenant, agreement or other provision by the Company or the Shareholder Representative under this Agreement or any of the Schedules and Exhibits attached hereto or by any Shareholder under any Shareholder Certificate; (3) any action, demand, proceeding, investigation or claim by any Person against or affecting any member of the Acquiring Indemnified Group which, if successful, would constitute a breach of any of the representations, warranties, covenants or agreements of the Company or the Shareholder Representative under this Agreement or any of the Schedules and Exhibits attached hereto or by any Shareholder under any Shareholder Certificate; and (4) the Retained Liabilities; provided that, Losses shall be determined net of all Tax, insurance or other benefit actually received by the Acquiring Indemnified Parties as a result of any indemnification made pursuant to this Article V, and net of any Tax detriments suffered by the Acquiring Indemnified Group as a result of their receipt of any indemnification proceeds.

(ii)                                  The provisions of subsection (i) above to the contrary notwithstanding,

(1)                                  no member of the Acquiring Indemnified Group shall be entitled to any indemnification under clauses (1) or (3) of subsection (i) above (as the same relates to representations and warranties, other than the representations and warranties contained in Section 3.1 (Capacity, Organization, Corporate Power and Licenses), Section 3.2 (Capital Stock and Related Matters; Title to Shares), Sections 3.3(a), 3.3(b) and clauses (I), (II), and (III) of Section 3.3(c) (Authorization/Noncontravention), Section 3.21 (Brokerage and Transaction Bonuses), Section 3.25 (Affiliate Transactions) (the “Critical Representations”), Section 3.20 (Tax Matters), or in any Shareholder Certificate) unless the aggregate of all such Losses relating thereto for which the member of the Acquired Indemnified Group would, but for this proviso, be entitled exceeds on a cumulative basis $250,000 (and then the Shareholders shall be liable for all such Losses, including the $250,000 threshold amount);

(2)                                  in addition to such threshold requirement, no member of the Acquiring Indemnified Group shall be entitled to any indemnification for any individual matter (it being understood that matters which arise from the same facts and circumstances shall constitute one individual matter) under clauses (1) or (3) of subsection (i) above, as the same relate to representations and warranties contained in the last sentence of Section 3.11 (Assets), and no Losses relating to such matters shall count toward the threshold, unless the Losses relating to such individual matter exceed $10,000 (and then, subject to the other restrictions in this Section 5.2, the Shareholders shall be liable for all Losses relating to such matter, including the $10,000 threshold amount); and

(3)                                  in no event shall the indemnification rights of the Acquiring Indemnified Group under clauses (1) or (3) of subsection (i) above (as the same relates to representations and warranties) (other than with respect to the Critical Representations, Section 3.20 (Tax Matters), and the representations and warranties in the Shareholder Certificates) exceed $3,000,000 in the aggregate.

(b)                                 Indemnification by the Acquiring Parties.  The Acquiring Parties shall, jointly and severally, indemnify the Shareholders and their respective agents, partners, representatives, successors and assigns (collectively the “Shareholder Parties”) and hold each of them harmless against any Losses which any of them may suffer, sustain or become subject to, as the result of, in connection with, relating or incidental to or by virtue of (i) the breach by any Acquiring Party of any representation, warranty, covenant or agreement made by such Acquiring Party in this Agreement, or (ii) any action, demand or claim by any third party against or affecting any Shareholder Party which, if successful, would constitute a breach of any of the representations, warranties, covenants or agreements of any Acquiring Party under this Agreement.  Such indemnification shall be net of any and all related Tax, insurance or other benefit actually received by the Shareholder Parties and net of any Tax detriments suffered by the Shareholder Parties as a result of their receipt of any indemnification proceeds.

(c)                                  Manner of Payment by the Shareholders.  Any indemnification of the Acquiring Indemnified Group other than pursuant to clauses (2) or (4) of Section 5.2(a)(i) or Section 5.7 shall be effected as follows.  First, the Post-Closing Payment shall be reduced by the amount of Losses for which the Acquiring Indemnified Group is entitled to indemnification hereunder, and second, after the Post-Closing Payment has been reduced to $0 (whether because of prior indemnification claims or because of payment of the Aggregate Post-Closing Cash Consideration to the Shareholders) the Shareholders shall pay the amount of Losses for which the Acquiring Indemnified Group is entitled to indemnification hereunder by wire transfer of immediately available funds to an account(s) designated by the applicable member of the Acquiring Indemnified Group within two business days after the final determination thereof; provided that, after the Post-Closing Payment has been reduced to $0, the Shareholders shall not have any obligations pursuant to clauses (1) or (3) of Section 5.2(a)(i),other than with respect to the Critical Representations, Section 3.18 (Employee Benefits), Section 3.20 (Tax Matters), and the representations contained in the Shareholder Certificates.  Any indemnification to be made by the Shareholders pursuant to clauses (2) or (4) of Section 5.2(a)(i) or Section 5.7 shall be made by the Shareholders paying the amount of Losses for which the applicable indemnified party is entitled to indemnification hereunder by wire transfer of immediately available funds to an account(s) designated by the applicable indemnified party within two business days after the final determination thereof.  Any such indemnification payments (including payment by way of reduction of the Post-Closing Payment) shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.  All indemnification payments under this Section 5.2 shall be deemed adjustments to the Merger Consideration set forth in Section 2.5(a) above.

(d)                                 Escrow of Disputed Amounts.  In the event that an Acquiring Indemnified Party has made a claim for indemnification which is to be satisfied, in whole or in part, by way of reduction of the Post-Closing Payment, and such claim has not been resolved prior to the date on which the Aggregate Post-Closing Cash Consideration is to be paid to the Shareholders pursuant to this Agreement, the Acquiring Parties shall deposit the disputed portion of such reduction which is claimed by the Shareholders as of such date into an escrow, subject to an escrow agreement substantially in the form of Exhibit C attached hereto.  Such escrow shall provide for a release of such deposit in accordance with the terms of this Agreement.

(e)                                  Manner of Payment by the Acquiring Parties.  Any indemnification of the Shareholder Parties pursuant to Section 5.2 and Section 5.7 shall be effected by wire transfer of immediately available funds from the Merger Sub to an account(s) designated by the applicable Shareholder Party within two business days after the final determination thereof.  Any such indemnification payments (including payment by way of set-off) shall include interest at the Applicable Rate calculated on the basis of the actual number of days elapsed over 360, from the date any such Loss is suffered or sustained to the date of payment.  All indemnification payments under this Section 5.2 shall be deemed adjustments to the Merger Consideration set forth in Section 2.5(a) above.

(f)                                    Defense of Third-Party Claims. If any Acquiring Indemnified Party, on the one hand, or Shareholder Party, on the other hand, shall make a claim for indemnification under this Section 5.2 (each an “Indemnitee”), such party shall notify the Shareholder Representative or the Surviving Company, respectively, (each, a “Notice Recipient”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify a Notice Recipient shall not relieve the Notice Recipient of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused prejudice to the defense of such third party claim or the damages for which the Notice Recipient is obligated to be greater than such damages would have been had the Indemnitee given the Notice Recipient prompt notice hereunder.  Any Notice Recipient shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that prior to the Notice Recipient assuming control of such defense it shall first (i) verify to the Indemnitee in writing that such Notice Recipient shall be fully responsible (with no reservation of any rights) for all Liabilities and obligations relating to such claim for indemnification (subject only to the limitations set forth herein) and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnitee with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder, and (ii) enter into an agreement with the Indemnitee in form and substance satisfactory to the Indemnitee which agreement unconditionally guarantees the payment and performance of any Liability or obligation which may arise with respect to such action, lawsuit, proceeding, investigation or facts giving rise to such claim for indemnification hereunder; and provided, further that:

(i)                                     the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Notice Recipient effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Notice Recipient);

(ii)                                  the Notice Recipient shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (2) the Indemnitee reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would materially and adversely injure the Indemnitee’s reputation or future business prospects; (3) the claim seeks an injunction or other equitable relief against the Indemnitee; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Notice Recipient and the Indemnitee for reasons other than the Notice Recipient’s indemnification obligations; (5) the claim involves environmental or safety matters, in which case the Indemnitee shall have sole control and management authority over the resolution of such claim (including hiring legal counsel and environmental consultants, conducting environmental investigations and cleanups, negotiating with governmental agencies and third parties and defending or settling claims and actions); or (6) upon petition by the

Indemnitee, the appropriate court rules that the Notice Recipient failed or is failing to vigorously prosecute or defend such claim; and

(iii)                               if the Notice Recipient shall control the defense of any such claim, the Notice Recipient shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim.  In the event that the Indemnitee refuses to accept a settlement proposed by the Notice Recipient, then the Notice Recipient shall be only liable up to the amount of such settlement and shall not be liable for any further costs of defense.

(g)                                 No Other Indemnification Provisions.  The foregoing indemnification provisions are the sole and exclusive remedy for money damages that the Acquiring Indemnified Group or the Shareholder Parties may have for breach of any representation, warranty, covenant or agreement contained herein or in any Schedule or Exhibit or in any Shareholder Certificate.

5.3                                 Mutual Assistance.  The Acquiring Parties agree that they will cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Company, the Merger Sub and/or the Surviving Company in connection with the execution and delivery of this Agreement and/or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

5.4                                 Expenses.  Except as otherwise provided herein, the Shareholders and the Acquiring Parties shall pay all of their own respective fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder and the consummation of the transactions contemplated hereby.  In addition, the Shareholders shall pay all of the fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants) of the Company incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby to the extent that such amounts have not been paid prior to Closing, are not included as current Liabilities in determining the Net Working Capital, or are not deemed Indebtedness for purposes of determining the Aggregate Closing Cash Consideration.

5.5                                 Specific Performance.  Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached.  Accordingly, the parties hereto agree that the Shareholder Representative and the Acquiring Parties, as applicable, shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto.

5.6                                 Further Assurances.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.  From and after the Closing, the Surviving Company will be entitled to possession of all documents, books, records (including any Tax records relating specifically to the Company), agreements and financial data of the Company.

5.7                                 Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Surviving Company and the Shareholders for certain tax matters following the Closing Date and each Shareholder shall agree to the provisions of this Section 5.7 in their respective Shareholder Certification:

(a)                                  Tax Indemnification.  The Shareholders shall indemnify the Surviving Company and each Affiliate of the Surviving Company and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i) and (ii) above, the Shareholders shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the face of the Closing Balance Sheet and taken into account in determining the Aggregate Closing Cash Consideration.  The Shareholders shall reimburse the Merger Sub or the Surviving Company for any Taxes which are the responsibility of Shareholders pursuant to this Section 5.7(a) within fifteen (15) business days after payment of such Taxes by the Merger Sub or the Company.

(b)                                 Straddle Periods.  In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.  For such purposes, all Tax Returns filed by the parties subsequent to the Closing shall reflect that the amounts paid as Transaction Bonuses to the Company’s employees and all compensation granted to employees under the Company’s Deferred Compensation Plan executed and adopted October 18, 2004 shall be deemed to have been made prior to the Closing.

(c)                                  Audits of Tax Returns. The Shareholder Representative will have (i) the responsibility for, and the right to control, at the Shareholders’ expense, the audit of any federal or state income Tax Return of the Company relating to a taxable period ending on or prior to the

Closing Date, including, without limitation, any disposition of such audit and (ii) the right to participate in and approve the disposition of the audit of any federal or state income Tax Return of the Company relating to a Straddle Period, which approval shall not be unreasonably withheld or delayed; provided, however, that the Surviving Company, at its expense, will have the right, directly or through its designated representatives, to review in advance and comment upon all submissions made in the course of audits of such Tax Returns (including any administrative appeals thereof), and the Surviving Company will have the right to approve, which approval shall not be unreasonably withheld or delayed, any settlement that could affect the Tax Liability of any Acquiring Party or the Surviving Company in any taxable period to the extent such Tax Liability is not solely the liability of the Shareholders.  Other than as set forth in this paragraph (c), the Surviving Company will have the sole responsibility for, and the right to control, at the Parent’s expense, the audit of any other Tax Return other than an audit that could give rise to a Liability of the Shareholders for the payment of Taxes.

(d)                                 Preparation and Filing of Pre-Closing Tax Returns.  The Surviving Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company with respect to any Pre-Closing Tax Period which are filed after the Closing Date and all Tax Returns with respect to those Taxes and other payments described in paragraph (f) below.  The Surviving Company shall deliver to the Shareholder Representative a copy of each such Tax Return described in the preceding sentence not less than 30 days prior to the filing of such Tax Return so as to allow the Shareholder Representative to review and comment on such Tax Return.  To the extent permitted by applicable law, Shareholders shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Shareholders for such periods, subject to the Acquiring Parties’ indemnification obligations in subsection (i) below.

(e)                                  Cooperation on Tax Matters.

(i)                                     The Surviving Company and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.7, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Shareholder Representative and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Surviving Company or the Shareholder Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company, the Shareholder Representative, or the Shareholders, as the case may be, shall allow the other party to take possession of such books and records.

(ii)                                  The Acquiring Parties and the Shareholders further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)                                    Tax Sharing Agreements.  All Tax sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)                                 Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne half by the Merger Sub and half by the Shareholders on a joint and several basis.

(h)                                 Section 338(h)(10) Election.  The Company and each Shareholder, at the request of the Surviving Company, shall join with the Parent in making an election under Code Section 338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of the Company’s stock hereunder (collectively, a “Section 338(h)(10) Election”).  The Shareholders shall include any income, gain, loss, deduction, or other tax items resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law, subject to the Acquiring Parties’ indemnification obligations in subsection (i) below.

(i)                                     Allocation.  The Surviving Company shall prepare an allocation of the Merger Consideration (including all other capitalizable costs) among the assets of the Company in accordance with Code Section 338 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the parties; provided that the Surviving Company shall not allocate any portion of the Merger Consideration to the Shareholder Non-Competition Agreements.  The Surviving Company shall deliver such allocation to the Shareholder Representative within 120 days after the Closing Date.  The Surviving Company and the Shareholders and their Affiliates shall report, act, and file Tax Returns (including, but not limited to IRS Form 8883) in all respects and for all purposes consistent with such allocation prepared by the Surviving Company.  The Surviving Company and the Shareholders agree to provide the other promptly with any information required to comply with this section.  Neither the Surviving Company nor the Shareholders shall take any position (whether in audits, Tax Returns, or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

(j)                                     338(h)(10) Indemnity.  Any provision of this Agreement to the contrary notwithstanding, the Acquiring Parties and the Surviving Company shall jointly and severally indemnify the Shareholders from and against any Tax incurred by them as a result of the Section 338(h)(10) Election (including without limitation any Tax attributable to the taxation of a portion of the Merger Consideration at ordinary income tax rates in excess of capital gains rates on account of the allocation made by the Surviving Company pursuant to Section 5.7(i) above) in excess of the amount of Tax that would have been incurred had no Section 338(h)(10) Election been made.  Such indemnity shall be calculated assuming a combined federal and state ordinary income tax rate of 41% and a capital gains rate of 21%.  Such indemnification shall be increased by the amount of any Tax detriments suffered by the Shareholders Parties as a result of their receipt of any such indemnification proceeds.

5.8                                 Amendment of Constituent Documents.  For a period of five years after the Closing, the Surviving Company shall not amend, repeal or modify any provision in its Articles of Incorporation or by-laws in a manner adverse to the exculpation, indemnification or advancement of expenses of any officers or directors (unless required by law).

ARTICLE VI

MISCELLANEOUS

6.1                                 Amendment and Waiver.  This Agreement may be amended, and any provision of this Agreement may be waived; provided that any such amendment or waiver will be binding upon the Shareholders only if such amendment or waiver is set forth in a writing executed by the Shareholder Representative, and any such amendment or waiver will be binding upon the Merger Sub only if such amendment or waiver is set forth in a writing executed by the Merger Sub.  No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

6.2                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to the Shareholders, the Shareholder Representative and the Merger Sub shall be sent to the addresses indicated below:

Notices to the Shareholders and the Shareholder Representative:

Eugene Kornblum
c/o St. Louis Music, Inc.
1400 Ferguson Avenue
St. Louis, Missouri 63133
Telecopy:  (314) 727-8929

with a copy to (which shall not constitute notice to the Shareholders or the Shareholder Representative):

Greensfelder, Hemker & Gale, P.C.

10 South Broadway, Suite 2000

St. Louis, Missouri 63102

Attention:  Joseph D. Lehrer

Telecopy:  (314) 241-8624

Notices to the Acquiring Parties:

LOUD Technologies Inc.

16220 Wood-Red Rd., N.E.

Woodinville, Washington 98072

Attn: Chief Executive Officer

Telecopy:  (425) 483-1801

with copies to (which shall not constitute notice to any Acquiring Party):

Sun Capital Partners Group, Inc.

5200 Town Center Circle, Suite 470

Boca Raton, Florida 33486

Attention:  Marc J. Leder, Rodger R. Krouse and

C. Deryl Couch
Telecopy:  (561) 394-0540

and:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:  Douglas C. Gessner

Telecopy:  (312) 861-2200

6.3                                 Successors and Assigns.  This Agreement and all of the covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective heirs, successors and assigns of the parties hereto whether so expressed or not; provided, however, that except as otherwise set forth in this Section 6.3, no party may assign its rights or delegate its obligations under this

Agreement, whether by operation of law or otherwise, without the express prior written consent of each other party, which consent shall not be unreasonably withheld.  So long as the Merger Sub remains liable for its obligations hereunder, the Merger Sub may assign its rights or obligations hereunder, in whole or in part, to any of its Affiliates without the consent of any of the other parties hereto.  In addition, so long as the Merger Sub remains liable for its obligations hereunder, the Merger Sub may assign its rights or obligations pursuant to this Agreement, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company in any form of transaction without the consent of any of the other parties hereto.  The Merger Sub may also assign any or all of its rights pursuant to this Agreement, including its rights to indemnification, to any of its or its Affiliates (including the Company after the Closing) lenders as collateral security.

6.4                                 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.5                                 Interpretation.  The headings and captions used in this Agreement, in any Schedule or Exhibit hereto, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit hereto, and all provisions of this Agreement and the Schedules and Exhibits hereto shall be enforced and construed as if no caption or heading had been used herein or therein.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form.  The use of the word “including” herein shall mean “including without limitation” and, unless the context otherwise required, “neither,” “nor,” “any,” “either” and “or” shall not be exclusive.  The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached shall not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any documents delivered to Sun Capital Partners, Inc. prior to the Closing shall be deemed delivered to the Merger Sub.

6.6                                 No Third-Party Beneficiaries.  Except for the Shareholders, which shall be third party beneficiaries of the representations, warranties, agreements and covenants of any Acquiring Party set forth herein, and as may otherwise be specifically provided herein, nothing in this Agreement is intended or shall be construed to confer upon or give to any Person other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

6.7                                 Complete Agreement.  This Agreement and the other agreements and documents referred to herein contain the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

6.8                                 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which taken together shall constitute one and the same instrument.

6.9                                 Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

6.10                           Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be finally resolved by binding arbitration to be conducted as follows:

(a)                                  The arbitration shall be conducted in St. Louis, Missouri in accordance with the Commercial Arbitration Rules of the American Arbitration Association, including any rules regarding expedited procedures and emergency measures as applicable.  Process may be served in the manner in which notices may be given as provided in Section 6.2.  The parties agree to permit discovery proceedings of the type provided by the Federal Rules of Civil Procedure both in advance of, and during recess of, the arbitration hearings, and any disputes relating to such discovery will be resolved by the arbitrators.

(b)                                 Three arbitrators will be selected by agreement of the parties, or failing agreement on the selection, the arbitrators shall be selected in the manner determined by the American Arbitration Association.  Notwithstanding the foregoing, in the event that any party’s claim is less than One Hundred Thousand Dollars ($100,000.00), exclusive of interest and attorneys’ fees, there shall be only one arbitrator, selected as provided in the preceding sentence.

(c)                                  The arbitrator(s) shall determine the matters in controversy in accordance with the internal laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.  The jurisdiction of the arbitrator(s) and the arbitrability of any issue raised by the parties shall be decided by the arbitrator(s) in the first instance.  The arbitrator(s) shall have no jurisdiction to award punitive damages.  Any award in such arbitration shall be in writing specifying the factual and legal basis therefor and shall be final and binding upon the parties, absent manifest error, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

(d)                                 The arbitrators shall award to the prevailing Party, if any, as determined by the arbitrators, all of its costs and fees.  “Costs and fees” shall mean all reasonable pre-award expenses of the arbitration, including the arbitrators’ fees, administrative fees, travel expenses and court costs, expert witness fees, consultant fees and attorneys’ fees.

(e)                                  No provision of this Section 6.10 shall prevent any Party from seeking equitable or injunctive relief pursuant to the provisions of this Agreement or any Shareholder Certification.

6.11                           Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

6.12                           Public Announcements.  The Shareholder Representative and the Surviving Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger or the other transactions contemplated hereby and shall not issue any such press release or make any such public statement except as they may mutually agree unless required so to do by law or by obligations pursuant to any listing agreement with any national securities exchange, if applicable.  The Shareholder Representative and the Surviving Company will cooperate in informing the Surviving Company’s employees, customers, and suppliers and others having dealings with the Surviving Company of the Merger and the other transactions contemplated hereby.  Under no circumstances shall any party publicly disclose the Merger Consideration (including any adjustments thereto) paid under this Agreement without the written consent of the other party; provided, however, that the Surviving Company and the Acquiring Parties may disclose the Merger Consideration (and any adjustments thereto) to the extent required by law.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Acquisition Agreement on the date first written above.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE WHICH MAY BE ENFORCED BY THE PARTIES.

MERGER SUB:	SLM MERGER CORP.

	By:	/s/ Jason H. Neimark
Name: Jason H. Neimark
Title: Vice President

PARENT:	SLM HOLDING CORP

	By:	/s/ Jason H. Neimark
Name: Jason H. Neimark
Title: Vice President

HOLDING COMPANY:	LOUD TECHNOLOGIES INC.

	By:	/s/ Jason H. Neimark
Name: Jason H. Neimark
Title: Vice President

THE COMPANY:	ST. LOUIS MUSIC, INC.

	By:	/s/ Eugene M. Kornblum
Eugene M. Kornblum, President

THE SHAREHOLDER REPRESENTATIVE:	/s/ Eugene M. Kornblum
Eugene M. Kornblum

Exhibit A

State of Missouri
Robin Carnahan, Secretary of State

Corporations Division
P.O. Box 778 / 600 W. Main Street, Rm 322
Jefferson City, MO 65102

Summary Articles of Merger

(Section 351.430, RSMo)

(Submit with filing fee of $30)

Pursuant to the provisions of the General and Business Corporation Law of Missouri, the undersigned corporations certify the following:

1.	The constituent corporations are:

	St. Louis Music, Inc.		of	Missouri
	Name of Corporation			Parent State

	SLM Merger Corp.		of	Missouri
	Name of Corporation			Parent State

2.	A plan of merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations as required by Chapter 351, RSMo);

3.	The name of the surviving corporation is	St. Louis Music, Inc.	of	Missouri
		Name of Corporation		Parent State
4.	Check one of the following:
	☒		The merger has effected amendments or changes in the articles of the surviving corporation and those are attached to this summary. (Please attach amendments.)

There are no amendments or changes to the articles of the surviving corporation, and the articles of the surviving corporation shall be the articles of incorporation.

5.	The executed plan of merger is on file a the principal place of business of the surviving corporation at
1400 Ferguson Ave., St. Louis, MO 63133
street, city, state and zip
6.	A copy of a plan of merger will be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

7.	The effective date of this document is the date it is filed by the Secretary of State of Missouri, unless you indicate a future date, as follows:

Date may not be more than 90 days after the filing date in this office

To be completed only if surviving corporation is a foreign corporation. N/A
8.	If the surviving corporation is a foreign corporation, it is agreed that, upon and after the issuance of a certificate of merger by the Secretary of State of the State of Missouri:

a.   The surviving corporation may be served with process in the State of Missouri in any proceeding for the enforcement of any obligation of any corporation organized under the laws of the State of Missouri which is party to the merger and in any proceeding for the enforcement of the rights of a dissenting shareholder of any such corporation organized under the laws of the State of Missouri against the surviving corporation;

b.  The Secretary of State of the State of Missouri shall be and hereby is irrevocably appointed as the agent of the surviving corporation to accept service of process in any such proceeding; the address to which the service of process in any such proceeding shall be mailed is

Name and address to return filed document:
Name:	Jeff Wiggs, paralegal Greensfelder
Address:	10 S. Broadway, Suite 2000
City, State, and Zip Code:	St. Louis, MO 63102

c.   The surviving corporation will promptly pay to the dissenting shareholders of any corporation organized under the laws of the State of Missouri which is a party to the merger the amount, if any, to which they shall be entitled under the provisions of “The General and Business Corporation Law o Missouri” with respect tot the rights of dissenting shareholders.

In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

	Eugene M. Kornblum *	President	3/7/05
Authorized Signature		Title	Date

	Jason H. Neimark**	Vice President	3/7/05
Authorized Signature	Printed Name	Title	Date

Authorized Signature	Printed Name	Title	Date

* St. Louis Music, Inc.

** SLM Merger Corp.

SUMMARY ARTICLES OF MERGER

ARTICLE NINE

Indemnification

9.1.                              Scope of Indemnification.

(a)                                  To the maximum extent permitted by law, the Corporation shall indemnify any Covered Person (as hereinafter defined in Section 9.5) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Corporation) involving the Corporation or any Controlled Entity (as hereinafter defined in Section 9.5) by reason of the fact that such Covered Person is or was a Director, officer, employee or agent of the Corporation, or as a result of any other services on behalf of the Corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Covered Person in connection with such suit, action or proceeding if the Covered Person acted in good faith and in a manner the Covered Person reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith and in a manner which the Covered Person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)                                 Notwithstanding anything herein, in the case of an action or suit by or in the right of the Corporation, (i) a Covered Person shall be indemnified only to the extent of that Covered Person’s expenses (including attorneys’ fees) actually and reasonably incurred by the Covered Person in connection with the defense or settlement (and not for any judgments, fines or amounts paid in settlement), and (ii) no indemnification shall be made in respect of any claim, issue or matter to which such Covered Person shall have been adjudged to be liable to the Corporation unless, and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Covered Person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

(c)                                  Expenses (including attorneys’ fees) incurred by a Covered Person in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding; provided that the Corporation shall be entitled to be reimbursed by the Covered Person for such advances theretofore paid if, when and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties that the Covered Person is not entitled to be indemnified by the Corporation.  The Covered Person, if so requested by the Corporation, shall execute and deliver a written undertaking to reimburse the Corporation for such advances pursuant to this paragraph (c).

(d)                                 To the extent that a Covered Person or any other employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding of the type referred to in Subsection (a) or (b) of this Section 9.1, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith.

9.2                                 Nonexclusive and Continuing Application.  The indemnification or advancement of expenses allowed or granted in this Article (i) shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in the person’s official capacity and as to action in another capacity while holding such office and (ii) shall continue as to a Covered Person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such Covered Person.  In addition, the Board by a majority vote of a quorum consisting of Directors who are not parties to any action, suit or proceeding, may in certain situations not specifically covered by this Article, provide for indemnification to a person who is not a “Covered Person” as defined hereunder.  Without limiting the other provisions of this Article, the Corporation is authorized from time to time, without further action by the shareholders of the Corporation, to enter into agreements with any Covered Person providing such rights of indemnification as the Corporation may deem appropriate, up to the maximum extent permitted by law.  Any such agreement entered into by the Corporation with a Covered Person may be authorized by the directors of the Corporation, and such authorization shall not be deemed invalid on the basis that similar agreement may have been or may thereafter be entered into with other Covered Persons.

9.3                                 Insurance.  The Corporation may purchase and maintain insurance on behalf of any person who is a Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Corporation would have the power to indemnify such Covered Person against such liability under the provisions of the state statutes, the By-Laws. or these Articles of Incorporation.

9.4                                 Reduction in Amount of Indemnification.  The Corporation’s indemnity of any person who is a Covered Person shall be reduced only by amounts such Covered Person may collect as indemnification (i) under any policy of insurance purchased and maintained on such Covered Person’s behalf by the Corporation, or (ii) from any other corporation, partnership, joint venture, trust or other enterprise if such other entity was a party to the action, suit or proceeding giving rise to indemnification.

9.5                                 Definitions.  For purposes of this ARTICLE NINE:

(a)                                  References to “the Corporation” shall mean St. Louis Music, Inc. together with any predecessor or successor corporations.

(b)                                 References to a “Controlled Entity” shall include (i) any corporation, limited liability company, partnership, joint venture, trust or other enterprise as to which the Corporation has the statutory or contractual right to elect or designate not less than 50% of the voting Directors, members, partners or trustees; (ii) any employee benefit plan as to which the Corporation is a participating employer or sponsor; and (iii) any other business entity as to which the Corporation is the direct or indirect holder of fifty percent (50%) or more of the total equity interest.

(c)                                  References to a “Covered Person” shall include (i) any person who is or was a Director or officer of the Corporation at the time the incident or cause of action arose, and (ii) any person who, in connection with such person’s service as a Director or officer of the Corporation, is or was serving, at the time the incident or cause of action arose, at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise which is a “Controlled Entity;” provided, however, that except as may otherwise be provided by a written agreement with the Corporation, a “Covered Person” shall not be entitled to indemnification by the Corporation for service as a Director, officer, trustee, employee or agent of an entity which is not a “Controlled Entity.”  Anything to the contrary in this Article NINE notwithstanding, an employee or agent of the Corporation who serves as a Director, officer, employee or agent of a Controlled Entity but who is not a Covered Person as herein defined shall not be deemed to serve in such capacity “at the request of the Corporation” unless otherwise expressly provided in a writing between the Corporation and such person and shall not be entitled to indemnification by the Corporation as provided in clauses (a) and (b) of Section 9.1.

(d)                                 With respect to employee benefit plan matters: (i) references to “fines” shall include any excise taxes assessed on a Covered Person with respect to any employee benefit plan; (ii) references to “serving at the request of the Corporation” shall include any service as a Director or officer of the Corporation which imposes duties on, or involves services by such Director or officer with respect to an employee benefit plan, its participants, or beneficiaries; and (iii) a Covered Person who acted in good faith and in a manner the Covered Person reasonably believed to be in the best interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner which is in “the best interests of the Corporation.”

Exhibit B

AMENDED AND RESTATED LEASE AGREEMENT

THIS AMENDED AND RESTATED LEASE AGREEMENT (the “Lease”) is made and entered into as of this            day of March, 2005, by and between Eugene M. Kornblum, Trustee of THE EUGENE M. KORNBLUM TRUST AGREEMENT DATED JULY 18, 1997, as to an undivided 25% interest as tenants in common; Helen H. Kornblum, Trustee of THE HELEN H. KORNBLUM TRUST AGREEMENT DATED JULY 11, 1997, as to an undivided 25% interest as tenants in common; and Carole A. Simon, Trustee of THE CAROLE A. SIMON REVOCABLE TRUST U/T/A dated November 27, 1991, as to an undivided 50% interest as tenants in common (hereinafter collectively referred to as “Landlord”), and ST. LOUIS MUSIC, INC., a corporation existing under the laws of the State of Missouri (hereinafter referred to as “Tenant”).

RECITALS:

A.                                    Landlord and Tenant entered into that certain Commercial Lease (“Original Lease”) dated as of December 20, 2001.

B.                                    Landlord and Tenant now wish to amend and restate the Original Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and confessed, Landlord and Tenant agree as follows:

1.                                       Description of Premises.

Landlord, for and in consideration of the rents, covenants and agreements hereinafter mentioned and hereby agreed to be paid, kept and performed by Tenant, has leased and by these presents does lease unto Tenant a certain brick warehouse and office building together with all land surrounding the same, containing approximately 3.47 acres in total, known and numbers as 1400 Ferguson, in the City of Pagedale and State of Missouri (hereinafter referred to as the “Premises”).

2.                                       Lease Term.

This lease (hereinafter referred to as the “Lease”) shall commence on the            day of March, 2005, and shall end on the 29th day of February, 2008, unless sooner terminated pursuant to other provisions of this Lease.

3.                                       Use of Premises.

Tenant shall be entitled to have and to hold the Premises, subject to the conditions herein contained, for any use permitted by law.  Landlord and Tenant shall comply with, and shall maintain the Premises in compliance with, all laws and all requirements of all governmental authorities applicable to the Premises and to the use thereof, and shall maintain the Premises in compliance with the requirements of the insurance companies providing the insurance required by subparagraph (b)(3) of Paragraph 4 below.

4.                                       Rental.

(a)                                  As fixed annual rent Tenant shall pay directly to Landlord, or to such other person as Landlord designates, without previous demand therefore, the sum of One Hundred Thirty Thousand One Hundred Six and 08/100 Dollars ($130,106.08) per year, payable in equal monthly installments of Ten Thousand Eight Hundred Forty-two and 17/100 Dollars ($10,842.17) in advance on the first day of each and every month during the term of the Lease.

(b)                                 As additional rental during the term of this Lease, Tenant shall fully pay all costs and charges in connection with or arising out of the following:

(1)                                  All taxes, assessments and other governmental charges levied, during the term hereof, on the Premises or any part thereof, including, but not limited to, all general and special assessments, sewer taxes, water licenses, and any other taxes, penalties, fines, interests and costs imposed upon or against the Premises or against any of the personal property placed upon the Premises;

(2)                                  All electricity, water, sewer use, gas, costs of operation of heating and air conditioning and other utilities used on the Premises during the full term of this Lease;

(3)                                  All insurance premiums for the following described insurance which Tenant hereby agrees to maintain on the Premises, in the name of Landlord or such other person or entity as Landlord may designate:

(A)                              Insurance for all risks of direct physical loss or damage to the Premises (subject to standard policy exclusions) in an amount representing the full replacement costs of the improvements located on the Premises, in insurance companies approved by Landlord and authorized to do business in the State of Missouri; and

(B)                                Insurance for public liability coverage, protecting both Landlord and Tenant against any and all claims for personal injury, loss of life or damage to property sustained or claimed to have been sustained in, on or about the Premises or the building, improvements and appurtenances located thereon or upon the adjoining sidewalks, streets or alleyways.  Such insurance shall be in such amounts and contain such coverages as Landlord may reasonably require; and

(C)                                A certificate or certificates of the insurers that such insurance is in force and effect shall be deposited with Landlord and shall contain an undertaking by the respective insurers that the insurance policies shall not be canceled or modified adversely to the interests of Landlord without at least thirty (30) days’ prior notice to Landlord.  Prior to the expiration of any such policy, Tenant shall furnish Landlord with evidence satisfactory to Landlord that the policy has been renewed or replaced or is no longer required by this Lease.

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(4)                                  All other expenses and charges which shall be incurred or shall be required in connection with the possession, occupation, operation, alteration, maintenance, repair, protection, preservation and use of the Premises (except as is otherwise specifically provided for herein), it being intended that this Lease shall be a net net lease to Landlord and that, except as is otherwise specifically provided for herein, Landlord shall have no cost or expense in connection with the Premises leased hereunder.

5.                                       Maintenance, Repairs, Alterations and Restorations.

(a)                                  Tenant shall, at its sole cost and expense, maintain and care for the building and improvements located on the Premises, including landscaped areas, roadways and the parking areas, except as otherwise provided in subparagraph (b) below.  Tenant shall, at its sole cost and expense, maintain and care for the interiors of the building and improvements, including all plumbing, heating, air conditioning, electrical and sewer systems, devices and installations.  Tenant agrees to keep the Premises free from any nuisance or filth upon or adjacent thereto.  Except as otherwise provided in subparagraph (b) below, all repairs and alterations deemed necessary to the exterior and interior of the buildings and improvements located on the Premises shall be made or constructed by Tenant with the consent of Landlord; and all repairs, alterations, restorations, buildings and other improvements so made or constructed shall remain as or become, as the case may be, a part of the realty.

(b)                                 Landlord shall conduct all maintenance and repairs to the roof of the building (including the replacement thereof, should Landlord in its reasonable discretion determine that any material defect thereto could not otherwise be repaired), and all structural maintenance and repairs to the foundation and the exterior walls of the building, as may be required for the preservation, protection or restoration of the Premises, unless any such maintenance and/or repair is required as a result of damage caused by the negligence or willful acts and/or omissions of Tenant, its employees or invitees, on or after the date of this Lease.  Landlord shall also (i) conduct all maintenance and repairs to the Premises that are required as a result of damage caused prior to the date of this Lease and (ii) perform any such alterations to the Premises as are required by law, except and to the extent such alterations are so required due to improvements or intended improvements to the Premises by Tenant.

(c)                                  All repairs, alterations, restorations, buildings and other improvements made or constructed to or on the Premises shall be performed by the responsible party in a good and workmanlike manner, shall be pursued by the responsible party with due diligence until the Premises will again be fit for occupancy of Tenant, or until said construction shall be reasonably deemed completed by Landlord, and shall be performed in conformity with all applicable laws, ordinances, rules and regulations.  Tenant shall not, under any circumstances, allow or permit any lien for labor and material to attach to the Premises.

(d)                                 Subject to paragraph 6(b) below, Tenant shall pay for all costs and expenses incurred by Tenant arising out of Tenant’s obligations to make the repairs or maintenance described in subparagraph (a) above.  Landlord shall also pay for all costs and expenses incurred by Landlord arising out of Landlord’s obligations to make the repairs or maintenance described in subparagraph (b) above.

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6.                                       Indemnification.

(a)                                  Tenant agrees that it will protect, indemnify and save Landlord harmless from and against any penalty, damage or charge imposed for any violation of any law or ordinance by Tenant, its agents, employees or anyone acting on behalf of Tenant.  Tenant further agrees that it will protect, indemnify and save Landlord harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities arising from Tenant’s use of the Premises on or after the date of this Lease, or from any act permitted, or any omission to act, in or about the Premises by Tenant or its employees or invitees on or after the date of this Lease, or from any breach or default by Tenant of this Lease, except to the extent caused by Landlord’s negligence or willful misconduct.

(b)                                 Landlord agrees that it will protect, indemnify and save Tenant harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities arising from any breach or default by Landlord of this Lease, except to the extent caused by Tenant’s negligence or willful misconduct.  Landlord further agrees that it will protect, indemnify and save Tenant harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities associated with, related to, or arising out of (i) the maintenance and repair of the roof, including without limitation any removal, disposal or other remediation required by law with respect to any asbestos containing materials (“ACMs”) or presumed ACMs that may be present in the roof; (ii) any underground storage tanks that may be or have been present on the Premises; and (iii) without limitation to item (i) above, the presence of any ACMs or presumed ACMs on the Premises; provided, however that Landlord shall have no such indemnification obligation with respect to any remediation, maintenance, encapsulation, removal, disposal, labeling or other actions with respect to any ACMs, presumed ACMs or underground storage tanks except to the extent such action is required under applicable laws.

7.                                       Damage to Person or Property.

Landlord shall not be liable to Tenant or any other person or corporation, including Tenant’s employees, for any damage to their person or property caused by water, rain, snow, frost, fire, storm and accidents, or by breakage, stoppage or leakage of water, gas, heating and sewer pipes, air conditioning units or plumbing upon about or adjacent to the Premises, except and to the extent such damage is caused by Landlord’s failure to perform its obligations under this Lease.

8.                                       Destruction and Eminent Domain.

(a)                                  Should the entire area of the Premises, or such portion thereof as to interfere materially with or curtail the operations of Tenant’s business for a period in excess of sixty (60) days, be destroyed by fire or other cause or be acquired or taken by condemnation by any public or quasi-public authority or under the power of eminent domain, this Lease may, at the option of Tenant, be terminated and of no further force and effect from and after the date of such total destruction or the effective date of the taking by such public or quasi-public authority.

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Tenant shall have no interest in nor shall it share in any insurance proceeds or condemnation award received by Landlord for the Premises.

(b)                                 Should only a portion of the Premises be so destroyed, acquired or condemned, and the portion thus destroyed or taken be of such an amount as not to interfere materially with or curtail the operations of Tenant’s business for a period in excess of sixty (60) days, then this Lease shall continue in full force and effect as to the portion not so destroyed or taken with a reduction in the fixed annual rent proportionate to the area of the Premises so destroyed or taken for a period up to, but not exceeding, six (6) months, provided that Landlord has in force business interruption insurance payable to the lender of any indebtedness of Landlord which is secured by the premises in an amount sufficient to pay the debt service on such indebtedness during the period of rent reduction.  The parties shall make all of the repairs and improvements deemed necessary in order to restore the Premises to its original condition and shall perform, pursue and complete said repairs and improvements in accordance with the terms and provisions of Paragraph 5 above.  The costs and expenses incurred by Tenant in making said repairs and improvements shall be paid for by Tenant and shall be reimbursed by Landlord, but only to the extent paid for by the insurance proceeds or condemnation award received by Landlord.  Upon completion of said repairs and improvements in accordance with and as determined by the terms and provisions of Paragraph 5 above, the fixed annual rent, if reduced under the terms of this subparagraph (b), shall be increased to the amount set forth in Paragraph 4.

(c)                                  The fact of whether such destruction, acquisition or condemnation has materially interfered with or curtailed the operations of Tenant’s business for a period in excess of sixty (60) days shall be determined by the mutual decision of Landlord and Tenant.  If Landlord and Tenant cannot agree as to whether such destruction, acquisition or condemnation has materially interfered with or curtailed the operations of Tenant’s business for a period in excess of sixty (60) days, the fact shall be determined by arbitration in accordance with and as provided by the Missouri Uniform Arbitration Act, Section 435.350 et seq. R.S.Mo. 1994.

9.                                       Default.

(a)                                  In the event that Tenant shall fail to pay any installment of rent within ten (10) days from the date that the same shall become due hereunder or shall fail to pay any insurance premiums or taxes and assessments within ten (10) days after written notice from Landlord that the same shall be due, or in the event that Tenant shall fail in the observance of performance of any of the other terms, conditions and provisions of this Lease for more than thirty (30) days after written notice of such default shall have been mailed to Tenant (provided, however, that if Tenant shall promptly proceed to correct such failure upon notice thereof then said thirty (30) day period if insufficient, shall be extended for such reasonable time as may be necessary), or in the event that Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy act, or if Tenant shall make a general assignment for the benefit of creditors, or if a receiver of the property of Tenant shall be appointed and such appointment shall not be vacated within 120 days after it is made, or if Tenant shall allow or permit any lien for labor or material to attach to the Premises, then Landlord, besides other rights or remedies Landlord may have, shall have the immediate right to

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pursue any one or more of the following remedies without notice or demand whatsoever, which remedies are cumulative and not alternative:

(i)                                     Landlord shall have the right to remedy or attempt to remedy any default of Tenant, and in so doing to make any payments due or alleged to be due by Tenant to third parties and to enter upon the Premises to do any work or other things therein, and in such event all reasonable expenses of Landlord in remedying or attempting to remedy such default shall be payable by Tenant to Landlord on demand.  All sums so paid by Landlord and all expenses in connection therewith, shall bear interest thereon at the rate of fifteen percent (15%) per annum or the highest legal rate if less and if not otherwise demanded by Landlord shall be deemed additional rent;

(ii)                                  Landlord shall have the right to terminate this Lease or terminate Tenant’s right to possession of the Premises without terminating this Lease forthwith by leaving upon the Premises or by affixing to an entrance door to the Premises notice terminating the Lease or.  Upon the giving by Landlord of a notice in writing terminating this Lease or terminating Tenant’s right to possession of the Premises, Tenant shall remain liable for and shall pay on demand by Landlord (A) the full amount of all Rent which accrues or which would have accrued until the date on which this Lease would have expired had termination not occurred, and any and all damages and expenses incurred by Landlord in re-entering and repossessing the Premises in making good any default of the Tenant, in making any alterations, remodeling or new tenant finish to the Premises, and any and all expenses which Landlord may incur during the occupancy of any new tenant, less (B) the net proceeds of any re-letting of the Premises which has occurred at the time of the aforesaid demand by Landlord to Tenant.  Landlord shall be entitled to any excess with no credit to Tenant.  Landlord may, in its sole discretion, make demand on Tenant as aforesaid on any one or more occasions, and any suit brought by Landlord to enforce collection of such difference for any subsequent month or months.  Tenant’s liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder; and

(iii)                               Landlord shall have the right of injunction and the right to invoke any other remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity.

(b)                                 In the event that Tenant shall fail in the observance of performance of any of the terms, conditions or provisions of this Lease, including but not limited to payments or money to Landlord or any other person or entity, and Landlord engages the services of an attorney to enforce such terms, conditions or provisions, then and in such event, Landlord shall be entitled to recover from Tenant the entire cost of collection or other enforcement, including reasonable attorneys’ fees, which if not otherwise demanded by Landlord shall be deemed additional rent hereunder.  In the event that Landlord shall fail in the observance or performance of any of the terms, conditions or provisions of this Lease on its part to be performed, and Tenant engages the services of an attorney to enforce such terms, conditions or provisions, then and in such event, Tenant shall be entitled to recover from Landlord the entire cost of enforcement, including reasonable attorneys’ fees.

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10.                                 Assignment and Subletting.

Tenant shall not transfer, assign or sublease this Lease or its interest hereunder, nor permit the same to be transferred or assigned by operation of law without the consent of Landlord, which consent shall not be unreasonably conditioned, delayed or withheld by Landlord.  No transfer or assignment by Tenant of this Lease or its interest hereunder and no subletting by Tenant of the Premises of any portion thereof shall operate to release Tenant from the fulfillment on Tenant’s part of its obligations under this Lease, nor affect Landlord’s right to exercise any of Landlord’s rights or remedies hereunder, without the consent of or notice to any assignee or sublessee.

11.                                 Wavier and Severability.

(a)                                  No waiver of any forfeiture, by acceptance of rent or otherwise, shall waive any subsequent cause of forfeiture or breach of any condition of this Lease; nor shall any consent when applicable by Landlord to any assignment or subletting of the Premises, or any part thereof, be held to waive or release any assignee or sublessee from any of the foregoing conditions or covenants as against him or them; but every such assignee and sublessee shall be expressly subject thereto.

(b)                                 If any term, covenant or condition of this Lease, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition of this Lease, shall be valid and be enforced to the fullest extent permitted by law.

12.                                 Limitation of Liability.  Tenant agrees that it shall look solely to Landlord’s estate and interest in the Premises (or the proceeds thereof) for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process requiring the payment of money by Landlord.  No other property or assets of Landlord, its partners, its joint venturers or any officers, directors or employees of any of the foregoing, shall be subject to any enforcement procedures for the satisfaction of any of Tenant’s rights and remedies under or as to:  (i) the Lease, (ii) the relationship of Landlord and Tenant under this Lease or under law, (iii) Tenant’s use and occupancy of the Premises, or (iv) any other liability of Landlord to Tenant.  This provision shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied, between Landlord and Tenant that Landlord’s interest hereunder and in the Premises shall be subject to any equitable lien or other similar lien or charge.  From and after the due date upon which Landlord shall convey the Premises to another party, Landlord shall be released from its obligations hereunder, provided that such third party shall assume all obligations of Landlord as set forth herein.

13.                                 Notices.

(a)                                  Any notices to be given by Landlord or Tenant to each other for any purpose connected with this Lease or otherwise, shall be in writing and deemed to have been properly given if served personally or if sent by United States registered or certified mail, return receipt request, to the following address of Landlord and Tenant, respectively, or to such other persons and addresses as Landlord and Tenant may from time to time designate:

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Landlord:	Eugene M. Kornblum and Helen H. Kornblum
7736 W. Biltmore
Clayton, Missouri 63105

Tenant:	St. Louis Music, Inc.
1400 Ferguson Avenue
St. Louis, Missouri 63133

14.                                 Landlord Agreement.  Landlord hereby agrees to execute and deliver to Tenant, contemporaneously with this Lease, that form of Landlord Agreement attached hereto as Exhibit A.

15.                                 Miscellaneous.

(a)                                  The terms and provisions of the Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives provided, however, that no assignment by, from, through or under Tenant in violation of any provisions hereof shall vest in such assignee any right, title or interest whatsoever.

(b)                                 Tenant may not record this Lease or a Memorandum or other notice of this Lease without Landlord’s prior written consent, which consent may not be unreasonably conditioned, delayed or withheld.

(c)                                  This Lease may not be modified or amended except by a written instrument executed by both Landlord and Tenant.  This Lease shall be governed by and interpreted pursuant to the laws of the State of Missouri.

(d)                                 The invalidity of one or more of the provisions of this Lease shall not cause the invalidity of the remainder of this Lease.

(e)                                  In the event that either party hereto shall bring legal action against the other party, then the prevailing party shall be entitled to reimbursement from the other party for all expenses thus incurred, including a reasonable attorney’s fee.

(f)                                    The captions or other headings of any sections of this Lease are inserted for convenience only and shall not be considered in construing the provision hereof if any question of intent should arise.

(g)                                 All rights and remedies of Landlord herein enumerated shall be cumulative and shall not be construed to exclude any other remedies allowed at law or in equity, whether or not specified herein.  The failure of Landlord to insist in any one or more cases upon the strict performance of any of the provisions of this Lease or to exercise any option under this Lease shall not be construed as a waiver or a relinquishment for the future of any such provision, and one or more waivers of any breach of any provision shall not be construed as a waiver of any

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subsequent breach of the same.  The receipt and acceptance by Landlord of any partial payment under this Lease shall not be deemed a waiver of such breach or an accord and satisfaction.

[The remainder of this page is intentionally blank.  The next page is the signature page.]

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IN WITNESS WHEREOF, the parties have duly executed this Lease as of the day and year first above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

ST. LOUIS MUSIC, INC.	THE EUGENE M. KORNBLUM TRUST AGREEMENT dated July 18, 1997
By:
Name:
Title:	EUGENE M. KORNBLUM, Trustee

THE HELEN H. KORNBLUM TRUST AGREEMENT dated July 11, 1997

HELEN H. KORNBLUM, Trustee

THE CAROLE A. SIMON REVOCABLE TRUST U/T/A dated November 27, 1991

CAROLE A. SIMON, Trustee

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AMENDMENT TO LEASE AGREEMENT

[Congressional]

THIS AMENDMENT TO LEASE AGREEMENT (“Amendment”) is made and entered into effective as of the          day of March, 2005 (the “Effective Date”) by and between Eugene M. Kornblum and Helen H. Kornblum (hereinafter collectively referred to as “Landlord”) and ST. LOUIS MUSIC, INC., a corporation existing under the laws of the State of Missouri (hereinafter referred to as “Tenant”).

RECITALS:

A.                                    Landlord and Tenant entered into that certain Lease Agreement (“Lease”) dated as of September 12, 1990, for land and all appurtenances, buildings and improvements located thereon situated in the County of St. Louis, State of Missouri as more particularly described in the Lease.

B.                                    Landlord and Tenant now wish to amend the Lease as set forth herein.

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and obligations contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged and confessed, Landlord and Tenant agree as follows:

1.                                      All capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Lease.  In the event of any conflict or inconsistency between this Amendment and the Lease, this Amendment shall control.

2.                                      The ending date of the term of the Lease as described in Paragraph 2 of the Lease is hereby extended to and shall be February 29, 2008, unless sooner terminated pursuant to other provisions of the Lease.  In addition, Tenant shall have no further renewal or extension options and any such rights in the Lease are deleted.

3.                                      Paragraph 3 of the Lease is hereby stricken in its entirety and replaced with the following language:

“3.                                 Use of the Premises.  Tenant shall be entitled to have and to hold the Premises, subject to the conditions herein contained, for any use permitted by law.  Landlord and Tenant shall comply with, and shall maintain the Premises in compliance with, all laws and all requirements of all governmental authorities applicable to the Premises and to the use thereof, and shall maintain the Premises in compliance with the requirements of the insurance companies providing the insurance required by subparagraph (b)(3) of Paragraph 4 below.”

4.                                      Paragraph 5 of the Lease is hereby stricken in its entirety and replaced with the following language:

“5.                                 Maintenance, Repairs, Alterations and Restorations.

(a)                                  Tenant shall, at its sole cost and expense, maintain and care for the building and improvements located on the Premises, including landscaped areas, roadways and the parking areas, except as otherwise provided in subparagraph (b) below.  Tenant shall, at its sole cost and expense, maintain and care for the interiors of the building and improvements, including all plumbing, heating, air conditioning, electrical and sewer systems, devices and installations.  Tenant agrees to keep the Premises free from any nuisance or filth upon or adjacent thereto.  Except as otherwise provided in subparagraph (b) below, all repairs and alterations deemed necessary to the exterior and interior of the buildings and improvements located on the Premises shall be made or constructed by Tenant with the consent of Landlord; and all repairs, alterations, restorations, buildings and other improvements so made or constructed shall remain as or become, as the case may be, a part of the realty.

(b)                                 Landlord shall conduct all structural maintenance and repairs to the foundation, the exterior walls and the roof of the building as may be required for the preservation, protection or restoration of the Premises, unless any such maintenance and/or repair is required as a result of damage caused by the gross negligence or willful acts and/or omissions of Tenant, its employees or invitees, on or after the Effective Date.  Landlord shall also conduct all maintenance and repairs to the Premises that are required as a result of damage caused prior to the Effective Date, and shall perform any such alterations to the Premises as are required by law, except and to the extent such alterations are so required due to improvements or intended improvements to the Premises by Tenant.

(c)                                  All repairs, alterations, restorations, buildings and other improvements made or constructed to or on the Premises shall be performed by the responsible party in a good and workmanlike manner, shall be pursued by the responsible party with due diligence until the Premises will again be fit for occupancy of Tenant, or until said construction shall be reasonably deemed completed by Landlord, and shall be performed in conformity with all applicable laws, ordinances, rules and regulations.  Tenant shall not, under any circumstances, allow or permit any lien for labor and material to attach to the Premises.

(d)                                 Subject to paragraph 6(b) below, Tenant shall pay for all costs and expenses incurred by Tenant arising out of Tenant’s obligations to make the repairs, alterations or restorations described in subparagraph (a) above.  Landlord shall also pay for all costs and expenses incurred by Landlord arising out of Landlord’s obligations to make the repairs, alterations or restorations described in subparagraph (b) above.”

5.                                      Paragraph 6 of the Lease is hereby stricken in its entirety and replaced with the following language:

“6.                                 Indemnification.

(a)                                  Tenant agrees that it will protect, indemnify and save Landlord harmless from and against any penalty, damage or charge imposed for any violation of any law or ordinance by Tenant, its agents, employees or anyone acting on behalf of Tenant.  Tenant further agrees that it will protect, indemnify and save Landlord harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities arising from Tenant’s use of the Premises on or after the Effective Date, or from any act permitted, or any omission to act, in or about the Premises by Tenant or its employees or invitees on or after the Effective Date, or from any breach or default by Tenant of this Lease, except to the extent caused by Landlord’s negligence or willful misconduct.

(b)                                 Landlord agrees that it will protect, indemnify and save Tenant harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities arising from any breach or default by Landlord of this Lease, except to the extent caused by Tenant’s negligence or willful misconduct.  Landlord further agrees that

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it will protect, indemnify and save Tenant harmless from and against any and all claims, suits, demands, causes of action, costs and liabilities associated with, related to, or arising out of (i) the maintenance and repair of the roof, including without limitation any removal, disposal or other remediation required by law with respect to any asbestos containing materials (“ACMs”) or presumed ACMs that may be present in the roof; (ii) any underground storage tanks that may be or have been present on the Premises; and (iii) without limitation to item (i) above, the presence of any ACMs or presumed ACMs on the Premises; provided, however that Landlord shall have no such indemnification obligation with respect to any remediation, maintenance, encapsulation, removal, disposal, labeling or other actions with respect to any ACMs, presumed ACMs or underground storage tanks except to the extent such action is required under applicable laws.”

5.                                      Paragraph 8 of the Lease is hereby stricken in its entirety and replaced with the following language:

“8.                                 Destruction and Eminent Domain.

(a)                                  Should the entire area of the Premises, or such portion thereof as to interfere materially with or curtail the operations of Tenant’s business for a period in excess of sixty (60) days, be destroyed by fire or other cause or be acquired or taken by condemnation by any public or quasi-public authority or under the power of eminent domain, this Lease may, at the option of Tenant, be terminated and of no further force and effect from and after the date of such total destruction or the effective date of the taking by such public or quasi-public authority.  Tenant shall have no interest in nor shall it share in any insurance proceeds or condemnation award received by Landlord for the Premises.

(b)                                 Should only a portion of the Premises be so destroyed, acquired or condemned, and the portion thus destroyed or taken be of such an amount as not to interfere materially with or curtail the operations of Tenant’s business for a period in excess of sixty (60) days, then this Lease shall continue in full force and effect as to the portion not so destroyed or taken with a reduction in the fixed annual rent proportionate to the area of the Premises so destroyed or taken for a period up to, but not exceeding, six (6) months, provided that Landlord has in force business interruption insurance payable to the lender of any indebtedness of Landlord which is secured by the premises in an amount sufficient to pay the debt service on such indebtedness during the period of rent reduction.  The parties shall make all of the repairs and improvements deemed necessary in order to restore the Premises to its original condition and shall perform, pursue and complete said repairs and improvements in accordance with the terms and provisions of Paragraph 5 above.  The costs and expenses incurred by Tenant in making said repairs and improvements shall be paid for by Tenant and shall be reimbursed by Landlord, but only to the extent paid for by the insurance proceeds or condemnation award received by Landlord.  Upon completion of said repairs and improvements in accordance with and as determined by the terms and provisions of Paragraph 5 above, the fixed annual rent, if reduced under the terms of this subparagraph (b), shall be increased to the amount set forth in Paragraph 4.”

(c)                                  The fact of whether such destruction, acquisition or condemnation has materially interfered with or curtailed the operations of Tenant’s business for a period in excess of sixty (60) days shall be determined by the mutual decision of Landlord and Tenant.  If

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Landlord and Tenant cannot agree as to whether such destruction, acquisition or condemnation has materially interfered with or curtailed the operations of Tenant’s business for a period in excess of sixty (60) days, the fact shall be determined by arbitration in accordance with and as provided by the Missouri Uniform Arbitration Act, Section 435.350 et seq. R.S.Mo. 1994.”

6.                                      Paragraph 9 of the Lease is hereby stricken in its entirety and replaced with the following language:

“9.                                 Default.

(a)                                  In the event that Tenant shall fail to pay any installment of rent within ten (10) days from the date that the same shall become due hereunder or shall fail to pay any insurance premiums or taxes and assessments within ten (10) days after written notice from Landlord that the same shall be due, or in the event that Tenant shall fail in the observance of performance of any of the other terms, conditions and provisions of this Lease for more than thirty (30) days after written notice of such default shall have been mailed to Tenant (provided, however, that if Tenant shall promptly proceed to correct such failure upon notice thereof then said thirty (30) day period if insufficient, shall be extended for such reasonable time as may be necessary), or in the event that Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy act, or if Tenant shall make a general assignment for the benefit of creditors, or if a receiver of the property of Tenant shall be appointed and such appointment shall not be vacated within 120 days after it is made, or if Tenant shall allow or permit any lien for labor or material to attach to the Premises, then Landlord, besides other rights or remedies Landlord may have, shall have the immediate right to pursue any one or more of the following remedies without notice or demand whatsoever, which remedies are cumulative and not alternative:

(i)                                     Landlord shall have the right to remedy or attempt to remedy any default of Tenant, and in so doing to make any payments due or alleged to be due by Tenant to third parties and to enter upon the Premises to do any work or other things therein, and in such event all reasonable expenses of Landlord in remedying or attempting to remedy such default shall be payable by Tenant to Landlord on demand.  All sums so paid by Landlord and all expenses in connection therewith, shall bear interest thereon at the rate of fifteen percent (15%) per annum or the highest legal rate if less and if not otherwise demanded by Landlord shall be deemed additional rent;

(ii)                                  Landlord shall have the right to terminate this Lease or terminate Tenant’s right to possession of the Premises without terminating this Lease forthwith by leaving upon the Premises or by affixing to an entrance door to the Premises notice terminating the Lease or possession.  Upon the giving by the Landlord of a notice in writing terminating this Lease or terminating Tenant’s right to possession of the Premises, Tenant shall remain liable for and shall pay on demand by Landlord (A) the full amount of all Rent which accrues or which would have accrued until the date on which this Lease would have expired had termination not occurred, and any and all damages and expenses incurred by Landlord in re-entering and repossessing the Premises in making good any default of Tenant, in making any alterations, remodeling or new tenant finish to the Premises, and any and all expenses which the Landlord may incur during the occupancy of any new tenant, less (B) the net proceeds of any re-letting of the Premises which has occurred at the time of the aforesaid demand by Landlord to Tenant.  Landlord shall be

4

entitled to any excess with no credit to Tenant.  Landlord may, in its sole discretion, make demand on Tenant as aforesaid on any one or more occasions, and any suit brought by Landlord to enforce collection of such difference for any subsequent month or months. Tenant’s liability shall survive the institution of summary proceedings and the issuance of any warrant hereunder; and

(iii)                               Landlord shall have the right of injunction and the right to invoke any other remedy allowed at law or in equity, and mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy at law or in equity.

(b)                                 In the event that Tenant shall fail in the observance of performance of any of the terms, conditions or provisions of this Lease, including but not limited to payments or money to Landlord or any other person or entity, and Landlord engages the services of an attorney to enforce such terms, conditions or provisions, then and in such event, Landlord shall be entitled to recover from Tenant the entire cost of collection or other enforcement, including reasonable attorneys’ fees, which if not otherwise demanded by Landlord shall be deemed additional rent hereunder.  In the event that Landlord shall fail in the observance or performance of any of the terms, conditions or provisions of this Lease on its part to be performed, and Tenant engages the services of an attorney to enforce such terms, conditions or provisions, then and in such event, Tenant shall be entitled to recover from Landlord the entire cost of enforcement, including reasonable attorneys’ fees.”

6.                                      There is herby added to the Lease a new Paragraph 13, which reads in its entirety as follows:

13.                                 Limitation of Liability.  Tenant agrees that it shall look solely to Landlord’s estate and interest in the Premises (or the proceeds thereof) for the satisfaction of any right of Tenant for the collection of a judgment or other judicial process requiring the payment of money by Landlord.  No other property or assets of Landlord, its partners, its joint venturers or any officers, directors or employees of any of the foregoing, shall be subject to any enforcement procedures for the satisfaction of any of Tenant’s rights and remedies under or as to:  (i) the Lease, (ii) the relationship of Landlord and Tenant under this Lease or under law, (iii) Tenant’s use and occupancy of the Premises, or (iv) any other liability of Landlord to Tenant.  This provision shall not be deemed, construed or interpreted to be or constitute an agreement, express or implied, between Landlord and Tenant that Landlord’s interest hereunder and in the Premises shall be subject to any equitable lien or other similar lien or charge.  From and after the due date upon which Landlord shall convey the Premises to another party, Landlord shall be released from its obligations hereunder, provided that such third party shall assume all obligations of Landlord as set forth herein.

7.                                      There is hereby added to the Lease a new paragraph 14, which reads in its entirety as follows:

“14.                           Landlord Agreement.  Landlord hereby agrees to execute and deliver to Tenant, contemporaneously with this Lease, that form of Landlord Agreement attached hereto as Exhibit A.”

8.                                      There is hereby added to the Lease a new paragraph 15, which reads in its entirety as follows:

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“15.                           Miscellaneous.

(a)                                  Tenant shall maintain during the term of this Lease the insurance coverages referenced in paragraph 4(b)(3).

(b)                                 The terms and provisions of the Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives provided, however, that no assignment by, from, through or under Tenant in violation of any provisions hereof shall vest in such assignee any right, title or interest whatsoever.

(c)                                  Tenant may not record this Lease or a Memorandum or other notice of this Lease without Landlord’s prior written consent, which consent shall not be unreasonably conditioned, delayed or withheld.

(d)                                 This Lease may not be modified or amended except by a written instrument executed by both Landlord and Tenant.  This Lease shall be governed by and interpreted pursuant to the laws of the State of Missouri.

(e)                                  The invalidity of one or more of the provisions of this Lease shall not cause the invalidity of the remainder of this Lease.

(f)                                    In the event that either party hereto shall bring legal action against the other party, then the prevailing party shall be entitled to reimbursement from the other party for all expenses thus incurred, including a reasonable attorney’s fee.

(g)                                 The captions or other headings of any sections of this Lease are inserted for convenience only and shall not be considered in construing the provision hereof if any question of intent should arise.

(h)                                 All rights and remedies of Landlord herein enumerated shall be cumulative and shall not be construed to exclude any other remedies allowed at law or in equity, whether or not specified herein.  The failure of Landlord to insist in any one or more cases upon the strict performance of any of the provisions of this Lease or to exercise any option under this Lease shall not be construed as a waiver or a relinquishment for the future of any such provision, and one or more waivers of any breach of any provision shall not be construed as a waiver of any subsequent breach of the same.  The receipt and acceptance by Landlord of any partial payment under this Lease shall not be deemed a waiver of such breach or an accord and satisfaction.”

9.                                      This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their heirs, successors and assigns.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Lease and except as expressly modified and superseded by this Amendment, the terms and provisions of the Lease are ratified and confirmed and shall continue in full force and effect.  Landlord and Tenant acknowledge and agree that the Lease as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with its terms.  This Amendment may be executed in multiple and facsimile counterparts each of which shall be deemed to be an original and together shall constitute one instrument.  This Amendment shall be governed by and construed in accordance with the laws of the State of Missouri.

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[The remainder of this page is intentionally blank.  The next page is the signature page.]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date and year first above written.

ST. LOUIS MUSIC, INC.
EUGENE M. KORNBLUM

By:
Name:
Title:	HELEN M. KORNBLUM

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Exhibit C

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (“Agreement”) is made effective as of the            day of                     , 200       by and among LOUD Technologies Inc., a Washington corporation (the “Company”),                                 , a                            corporation, (the “Escrow Agent”) and Eugene M. Kornblum, a resident of the State of Missouri (the “Shareholders’ Representative”).  The Company, the Shareholders’ Representative and the Escrow Agent are sometimes referred to herein as a “Party” or the “Parties.”

RECITALS:

A.                                   The Company, SLM Holding Corp., a Delaware corporation (the “Parent”), and SLM Merger Corp., a Missouri corporation (the “Merger Sub,” and collectively with the Parent and the Company, the “Acquiring Parties”), are parties to that certain Acquisition Agreement, dated March           , 2005 (the “Acquisition Agreement”), pursuant to which the Company, through a merger of the Merger Sub (a wholly owned subsidiary of the Parent) with and into St. Louis Music, Inc., a Missouri corporation (“SLM”), became the sole holder of all of the issued and outstanding capital stock of SLM and all of the then current holders of such shares (the “Shareholders”) received cash and other consideration.  Terms not otherwise defined herein shall have the meanings ascribed to them in the Acquisition Agreement.

B.                                     Pursuant to the Acquisition Agreement, in the event that the Acquiring Parties make a claim for indemnification pursuant to Section 5.2 of the Acquisition Agreement which is to be satisfied, in whole or in part, by way of reduction of the Post-Closing Payment, and such claim or claims have not been resolved prior to the date on which the Aggregate Post-Closing Cash Consideration is to be paid to the Shareholders pursuant to Section 2.5(e) of the Acquisition Agreement, the Acquiring Parties are obligated to deposit with the Escrow Agent the disputed portion of such reduction (the “Indemnification Escrow Deposit”).

C.                                     The Acquiring Parties have made a claim(s) for indemnification pursuant to Section 5.2 of the Acquisition Agreement (the “Indemnification Claim(s)”) which have been disputed by the Shareholders’ Representative.

D.                                    The Escrow Agent is willing and agrees, subject to the provisions of this Agreement, to act as escrow agent under this Agreement.

NOW, THEREFORE, in consideration of the above recitals, and the mutual agreements contained herein, the parties agree as follows:

1.                                      Creation of Escrow Account.  Simultaneously with the execution and delivery of this Agreement, the Company shall deliver to the Escrow Agent the Indemnification Escrow Deposit in immediately available funds by wire transfer in accordance with the written instructions of the Escrow Agent.  The Indemnification Escrow Deposit and all interest and income thereon shall be referred to herein as the “Escrow Account.”  The Escrow Account will be administered, maintained and disbursed as provided in this Agreement.

2.                                      Ownership and Investment of Escrow Account.

(a)                                  The Shareholders shall be deemed to own the funds from time to time on deposit in the Escrow Account, pursuant to this Agreement, in the respective ownership percentages set forth on Exhibit A, attached hereto and incorporated herein (the “Ownership Percentages”).

(b)                                 The Shareholders’ Representative and the Company shall jointly direct the investment of the Escrow Account, subject to (i) the rules and regulations governing the Escrow Agent and (ii) the requirement that the funds be available for disbursement by the Escrow Agent as provided herein to satisfy any claims made upon the Indemnification Escrow Deposit by the Company pursuant to the provisions of this Agreement.  Any provision hereof to the contrary notwithstanding, all interest and earnings on the Indemnification Escrow Deposit shall be disbursed to the Shareholders’ Representative (on behalf of the Shareholders) and the Company in the same proportions in which the Indemnification Escrow Deposit is disbursed to such persons.  All such interest and earnings shall be disbursed concurrently with the disbursement of the Indemnification Escrow Deposit.  All such interest and earnings shall be reported, for tax purposes, under the respective tax identification numbers of the Shareholders, according to their respective Ownership Percentages.

3.                                      Holding by Escrow Agent.  Promptly following receipt thereof, the Escrow Agent shall acknowledge receipt of the Indemnification Escrow Deposit in writing to the Company and the Shareholders’ Representative.  Subject to Section 2(b), the Escrow Agent shall hold the Escrow Deposit as the Escrow Agent for the Company and the Shareholders and shall hold the Escrow Deposit until (i) the Shareholders’ Representative and the Company deliver a mutual written agreement resolving the Indemnification Claim and instructing the Escrow Agent to disburse the Escrow Deposit or (ii) the Escrow Agent receives a final non-appealable judgment of an arbitrator or court of competent jurisdiction as to the proper disposition of the Escrow Deposit.

4.                                      Written Instructions.  The Escrow Agent shall be entitled to rely upon the joint written instructions of the Shareholders’ Representative and the Company with respect to the early release, payment and/or distribution of all or any portion of the Indemnification Escrow Deposit from time to time.

5.                                      Liability of Escrow Agent.

(a)           The Company and the Shareholders expressly agree that the Escrow Agent shall not be liable to the Company or the Shareholders, or their successors or permitted assigns, except for gross negligence or willful disregard of the provisions set forth in this Agreement.  The Escrow Agent shall be entitled to rely upon the joint written instructions of the Company and  the Shareholders’ Representative with respect to the early release, payment and/or distribution of all or any portion of the Indemnification Escrow Deposit from time to time.  In the event of any disagreement between the Company and the Shareholders’ Representative as to the disbursement of the Indemnification Escrow Deposit, or the presentation of adverse claims or demands upon the Indemnification Escrow Deposit by the Company or the Shareholders’

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Representative, then the Escrow Agent shall, at its option, be entitled to refuse to comply with any such claim or demand, or with the instructions of either the Company or the Shareholders’ Representative, during the continuance of such disagreement, and may refrain from delivering any funds from the Escrow Account, other than as provided in Section 2(b), and in so doing the Escrow Agent shall not become liable to either the Company or the Shareholders’ Representative, or to any other person.  In such event, the Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until:

(i)                                     The rights of the adverse claimants shall have been finally settled by binding arbitration or by judicial decision; or

(ii)                                  All differences between the Company and the Shareholders’ Representative shall have been resolved by their mutual agreement, and the Escrow Agent shall have been notified, in writing, of such agreement by a document signed by the Company and the Shareholders’ Representative.

(b)                                 If there is a dispute over the Indemnification Escrow Deposit, or any portion thereof, the resolution of which is not otherwise provided for herein, then the Escrow Agent shall further be entitled, at its option, to seek, by way of an action in the nature of interpleader or an interpleader action, a judicial resolution of the dispute, and the identification of the party entitled to receive the funds, and, if the Escrow Agent chooses to avail itself of such option, then the Escrow Agent shall (from the Escrow Account) be reimbursed for all of its costs, expenses and attorneys’ fees incurred in connection with such action or the pursuit of such action, and shall be entitled to reasonable compensation for its services rendered in seeking an adjudication of the identification of the party entitled to the funds.  The Escrow Agent shall not, however, have any obligation to take any legal action in connection with this Agreement or the Escrow Account or towards its enforcement, or to appear in, prosecute or defend any action or legal proceedings which would or might subject it to any cost, expense, loss, liability or attorneys’ fees, and if the Escrow Agent is so required to appear in, prosecute or defend any action or legal proceedings, then it shall be entitled to reimbursement, from the Escrow Account, of all of its costs, expenses and attorney’s fees incurred in these respects.  The Escrow Agent shall not incur any liability with respect to:

(i)                                     Any action taken or omitted in good faith, upon the advice of its counsel or upon the advice of counsel for either the Company or the Shareholders’ Representative, given with respect to any questions relating to the Escrow Agent’s duties under this Agreement; or

(ii)                                  Any action taken or omitted by it in reliance upon any document, including the execution of any document, or the identity or authority of any person executing any such document, or such document’s validity or expenses.

6.                                Removal or Resignation of the Escrow Agent.  The Escrow Agent may resign at any time, for any reason, by written notice of its resignation to the Company and the Shareholders’ Representative at their respective addresses as set forth herein, at least thirty (30) days before the effective date specified for such resignation.  The Escrow Agent may be removed by mutual

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agreement of the Company and the Shareholders’ Representative, at any time, for any reason, by joint written notice from the Company and the Shareholders’ Representative of the Escrow Agent’s removal to it at least thirty (30) days before the effective date specified for such removal.  Upon the effective date of such resignation or removal:

(a)                                  All funds in the Escrow Account shall be delivered by the Escrow Agent to such successor escrow agent as may be designated in writing by the Company and the Shareholders’ Representative, whereupon the Escrow Agent’s obligations hereunder shall cease and terminate;

(b)                                 If no such successor escrow agent has been designated by such date, all obligations of the Escrow Agent hereunder shall, nevertheless, cease and terminate, and the Escrow Agent’s sole responsibility thereafter shall be to keep all funds in the Escrow Account and to deliver the same to a person designated in writing by the Company and the Shareholders’ Representative or in accordance with the directions of a final order or judgment of an arbitrator or a court of competent jurisdiction; and

(c)                                  Further, if no such successor escrow agent has been designated by such date, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent and the Escrow Agent may deliver to the court all funds in the Escrow Account.

7.                                      Escrow Agent’s Fees and Expenses.  The Escrow Agent shall be entitled to fees for its services performed hereunder, in accordance with Exhibit B attached to this Agreement and incorporated into this Agreement.  The Escrow Agent shall be paid for all of its reasonable expenses (including attorneys’ fees) from time to time reasonably incurred in performing its duties as the Escrow Agent hereunder, including any expenses incurred by the Escrow Agent pursuant to Section 6(b).  All of such fees and expenses shall be paid one half by the Company and one half by the Shareholders’ Representative.

8.                                      Notices.

(a)                                  The Escrow Agent shall deliver (in accordance with the notice provisions below) copies of any notices or claims it receives from the Company with respect to this Agreement to the Shareholders, and vice versa.

(b)                                 All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

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If to the Shareholders’ Representative:	Eugene M. Kornblum

Fax No.

with a copy to (which will not constitute notice):	Greensfelder, Hemker & Gale, P.C.
10 South Broadway, Suite 2000
St. Louis, Missouri 63102-1774
Attn: Joseph D. Lehrer, Esq.
Fax No. (314) 241-8624

If to the Company:	LOUD Technologies Inc.
16220 Wood-Red Rd., N.E.
Woodinville, Washington 98072
Attn: Chief Executive Officer
Fax No. (425) 483-1801

with a copy to (which will not constitute notice):	Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attn: Douglas C. Gessner
Fax No. (312) 861-2200

If to the Escrow Agent:

Attn:
Fax No.

With a copy to:

Attn:
Fax No.

9.                                      Waiver.  Unless provided otherwise, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no

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claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

10.                               Entire Agreement; Amendment.  This Agreement constitutes the complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

11.                               Assignment; Binding Effect.  No party to this Agreement may assign any of its rights under this Agreement without the prior consent of the other parties, such consent not to be unreasonably withheld.  This Agreement shall inure to the benefit of, and shall be binding upon, each of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

12.                               Governing Law; Waiver of Trial by Jury.  This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.  Each of the parties to this Agreement irrevocably and unconditionally waives the right of trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance, or enforcement of this Agreement.

13.                               Counterparts; Facsimile Delivery.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Delivery by facsimile of an executed counterpart of this Agreement shall bind the party making such delivery effective as of the time of such delivery, and such party shall deliver the originally executed counterpart as soon as possible thereafter.

[The remainder of this page has been left blank.  Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

ESCROW AGENT:	COMPANY:

LOUD TECHNOLOGIES INC.

By:	By:
Name:	Name:
Title:	Title:

SHAREHOLDERS’ REPRESENTATIVE

Eugene M. Kornblum

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Exhibit A

Ownership Percentages

Shareholder	Ownership Percentage

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Exhibit B

Escrow Agent Fees

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